Exhibit 99.1
Execution Version
ASSET PURCHASE AGREEMENT
dated April 17, 2009
among
PRICEWATERHOUSECOOPERS LLP,
as Buyer,
and
BEARINGPOINT, INC.
and
THE SUBSIDIARIES OF BEARINGPOINT, INC. THAT ARE SIGNATORIES
HERETO,
as Sellers

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-ii-

Schedules
Schedule 1.1(a) —	Acquired Assets
Part A – Assigned Customer Contracts
Part B – Licenses and Sublicenses
Part C – Other Contracts
Part D – Other Property
Part E – Seller Owned Intellectual Property
Schedule 1.1(b) —	Excluded Assets
Schedule 1.5(e) —	Exclusionary Terms
Schedule 1.5(f) —	Customer Contracts Affected by Independence Rules or Involving Impermissible Services
Schedule 1.5(j) —	Cure Costs
Schedule 4.5(d) —	Actions With Respect to Employees
Schedule 8 —	Permitted Liens

Exhibits

Exhibit A —	Form of Cross-License Agreement
Exhibit B —	Form of Transition Services Agreement
Exhibit C —	Form of Bidding Procedures

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into as of April 17, 2009 by and among PricewaterhouseCoopers LLP, a Delaware limited liability partnership (“Buyer”), on the one hand, and BearingPoint, Inc., a Delaware corporation (“Seller Parent”), and the undersigned direct and indirect subsidiaries of Seller Parent (the “Other Sellers” and collectively with Seller Parent, “Sellers”). Capitalized terms used in this Agreement shall have the meanings ascribed to them in ARTICLE VIII.
     WHEREAS, upon and subject to the terms and conditions of this Agreement, Sellers desire to sell, transfer, convey and assign to Buyer and Buyer desires to purchase from Sellers, the Acquired Assets, and Buyer desires to assume from Sellers the Assumed Liabilities;
     WHEREAS, on February 18, 2009 (the “Filing Date”), Seller Parent and the Other Sellers have filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Jointly Administered Case No. 09-10691-reg) (the “Chapter 11 Case”);
     WHEREAS, the Parties contemplate that the Acquired Assets will be sold, transferred, conveyed and assigned to Buyer pursuant to 11 U.S.C. §§ 363 and 365 as set forth in this Agreement and in accordance with the Approval Order entered in the Chapter 11 Case;
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.
ARTICLE I
ASSET PURCHASE
     1.1 Purchase and Sale of Assets.
          (a) Upon and subject to the terms and conditions of this Agreement, Buyer shall purchase from Sellers, and Sellers shall sell, transfer, convey, assign and deliver to Buyer, at the Closing for the consideration specified in Section 1.3, all of Sellers’ right, title and interest in, to and under the Acquired Assets existing as of the Closing regardless of whether any of such Acquired Assets existed before, on or after the commencement of the Chapter 11 Case.
          (b) Notwithstanding Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.
     1.2 Assumption of Liabilities.
          (a) Upon and subject to the terms and conditions of this Agreement, Buyer shall assume and become responsible for from and after the Closing the Assumed Liabilities. The assumption of the Assumed Liabilities by Buyer shall not enlarge any rights of third parties under Contracts or arrangements with Buyer or Sellers and nothing herein shall prevent any party from contesting in good faith with any third party any Assumed Liability.
          (b) Notwithstanding Section 1.2(a) or any other provision of this Agreement to the contrary, Buyer shall not assume or otherwise become responsible or liable for, and Sellers shall remain liable for, any and all Retained Liabilities. The Retained Liabilities shall include all claims and alleged claims in the Chapter 11 Case (except to the extent any such claim or alleged claim is an Assumed Liability); provided, however, that nothing herein shall grant or create any rights in favor of the holders of Retained Liabilities or create any priority to right of payment. It is expressly understood and agreed that the Parties intend that none of Buyer, any Member Firm nor any Affiliate of Buyer or a Member Firm, individually or collectively, shall be considered to be a successor to Sellers or to any Seller by reason of any theory of law or equity and that none of Buyer, any Member Firm, nor any Affiliate of Buyer or a Member Firm, individually or collectively, shall have any liability of any Seller or any of its Affiliates except for the Assumed Liabilities.
     1.3 Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Buyer for the Acquired Assets shall be (a) a cash amount equal to $25,000,000 less the GDC India Amount and less the GDC China Amount (the “Cash Purchase Price”) and (b) the assumption by Buyer at the Closing of the Assumed Liabilities.
     1.4 Closing.
          (a) The Closing shall take place at the offices of Weil Gotshal & Manges at 767 Fifth Avenue, New York, New York 10153 commencing at 9:00 a.m. local time on the second Business Day after the satisfaction or waiver of all the conditions set forth in ARTICLE V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as may be mutually agreeable to the Parties (the “Closing Date”). Buyer may elect to extend the date for Closing to a date no later than five (5) Business Days after satisfaction or waiver of all the conditions set forth in ARTICLE V (other than those conditions that by their terms are to be satisfied at the Closing) by delivering written notice to Sellers. Upon such election to extend the date for Closing, Section 5.2(a) shall have no further force and effect beyond the Closing Date as determined pursuant to the first sentence of this Section 1.4(a) and Buyer shall be deemed to have waived any claim that Sellers have failed to satisfy the conditions set forth in Section 5.2(a).
          (b) At the Closing:
               (i) all Acquired Assets shall be sold, transferred, conveyed, assigned and delivered, as applicable, to Buyer;
               (ii) each Seller shall execute and deliver to Buyer a Bill of Sale, upon reasonable and customary terms mutually agreed upon by Buyer and Seller Parent, and such other instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of and good title to, or valid rights to use, the Acquired Assets being transferred at the Closing;

               (iii) Buyer shall execute and deliver to each applicable Seller an Instrument of Assumption, upon reasonable and customary terms mutually agreed upon by Buyer and Seller Parent, with respect to all Assumed Liabilities being assumed at the Closing;
               (iv) Sellers shall deliver or cause to be delivered a copy of the Approval Order;
               (v) Buyer and each Seller or necessary Subsidiary of a Seller (including a Subsidiary identified by Buyer) shall execute and deliver to each other duly executed counterparts of a cross-license agreement substantially in the form attached hereto as Exhibit A (the “Cross-License Agreement”);
               (vi) Buyer, on the one hand, and the applicable Sellers and their Subsidiaries, on the other hand, shall execute and deliver to each other duly executed counterparts to a transition services agreement substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”);
               (vii) each Seller, on behalf of itself and its Subsidiaries, shall execute and deliver to Buyer an irrevocable release, in form and substance to Buyer’s reasonable satisfaction, pursuant to which each of such Seller and its Subsidiaries releases from their respective employment, confidentiality, non-compete, non-solicitation and related obligations to any Seller or any Subsidiary of any Seller (A) each of the current or former employees of any Seller or any of such Seller’s Subsidiaries set forth on a list separately provided by Buyer to Seller Parent as of the date of this Agreement and (B) each New Buyer Employee (collectively, the “Released Employees”), and any such release shall be enforceable by Buyer and by the applicable Released Employee; provided, that the releases described in this Section 1.4(b)(vii) shall not include (x) covenants not to disclose confidential information of Sellers or any of their clients to any Person other than Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm, (y) covenants not to solicit for employment those individuals who are employees of Sellers as of the Closing or (z) only with respect to those current or former employees of Seller described in clause (A) above, covenants not to solicit any client that is a party to an Excluded Customer Contract to cease or refrain from doing business with Sellers for the type of business covered by such Excluded Customer Contract;
               (viii) each Seller, on behalf of itself and its bankruptcy estate, shall execute and deliver to Buyer a full and irrevocable release, in form and substance to Buyer’s satisfaction, of all Avoidance Actions against any counterparty to an Assigned Contract, which release shall have been approved by the Approval Order and which release shall be enforceable by Buyer;
               (ix) Sellers shall transfer to Buyer all the books, records, files and other data (or copies thereof) within the possession or control of a Seller relating solely to the Acquired Assets, except to the extent any such materials constitute an Excluded Asset and Sellers shall be permitted to retain a copy of any such materials that are transferred to Buyer;

               (x) Buyer shall pay to Sellers the Cash Purchase Price less the Deposit (subject to Section 1.8 hereto), by wire transfer or other delivery of immediately available funds to an account designated by Sellers;
               (xi) Buyer and Sellers shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above; and
               (xii) Buyer and Sellers shall provide such other customary closing deliverables as are reasonably necessary and requested by Buyer or Sellers, as applicable.
     1.5 Right to Modify; Cure Costs.
          (a) Sellers shall make available to Buyer unredacted, complete and accurate copies of all Customer Contracts and all amendments thereto (i) within five (5) days after the date of this Agreement in the case of a Customer Contract entered into or submitted prior to the date hereof and not previously made available to Buyer in an unredacted, complete and accurate form”) and (ii) within five (5) days after the date of execution or submission by a Seller (but in no event fewer than five (5) Business Days prior to Closing) in the case of a Customer Contract entered into or submitted by a Seller after the date hereof. In the case of any Customer Contract entered into or submitted by any Seller after the date of this Agreement, Sellers shall also make available to Buyer a copy of any material correspondence related thereto.
          (b) Schedule 1.1(a) — Part A shall include the following four (4) categories of Customer Contracts: Section A-1 of Schedule 1.1(a) — Part A shall list those Customer Customers that will constitute Assigned Customer Contracts as of the Closing; Section A-2 of Schedule 1.1(a) — Part A shall list those Customer Contracts as to which Buyer has not received unredacted, complete and accurate copies and amendments and related material correspondence; Section A-3 of Schedule 1.1(a) — Part A shall list those Customer Contracts as to which Buyer is assessing the terms and conditions for any of the reasons set forth in Section 1.5(e) (other than clause (ii) thereof); and Section A-4 of Schedule 1.1(a) — Part A shall list those Customer Contracts as to which Buyer is assessing whether the assignment of such Customer Contracts would or could reasonably have been expected to result in the performance of an Impermissible Service or be inconsistent with or a violation of the Independence Rules or any other applicable Law by Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm.
          (c) At any time prior to the Closing, Buyer shall have the right, upon written notice to Seller Parent, but without any effect on the Purchase Price, to move a Customer Contract entered into or submitted prior to the date hereof from Section A-2, Section A-3 or Section A-4 of Schedule 1.1(a) — Part A to Section A-1 of Schedule 1.1(a) — Part A.
          (d) Section A-1 of Schedule 1.1(a) — Part A shall be automatically updated to add all Customer Contracts entered into or submitted by a Seller after the date hereof and prior to the Closing; provided, however, that before any automatic updating to Section A-1, Sellers must provide Buyer with an unredacted, complete and accurate copy of each such Customer Contract and all related material correspondence with the counterparties thereto, and Buyer shall have five (5) Business Days from the date of Buyer’s receipt of such copies and correspondence to review such Customer Contract to determine if such Customer Contract will not be added to Section A-1 of Schedule 1.1(a) — Part A for any of the reasons set forth in Section 1.5(e). At the end of the five (5) Business Day period, Buyer will notify Seller Parent if such Customer Contract (i) will be added to Section A-1 of Schedule 1.1(a) — Part A, (ii) will not be added to Section A-1 of Schedule 1.1(a) — Part A and will be added to Section A-2, Section A-3 or Section A-4 of Schedule 1.1(a) — Part A or (iii) will not be added to any section of Schedule 1.1(a) — Part A and will be added to Schedule 1.1(b) as an Excluded Customer Contract. If the five (5) Business Day period expires and Buyer fails to provide notice to Seller Parent, such Customer Contract will automatically be added to Section A-1 of Schedule 1.1(a) — Part A.
          (e) At any time prior to the Closing, Buyer shall have the right, upon written notice to Seller Parent, but without any effect on the Purchase Price, to remove any Customer Contract from any of the sections of Schedule 1.1(a) — Part A (whether such Customer Contract was listed on any section of Schedule 1.1(a) — Part A on or after the date hereof) for any of the following reasons: (i) such Customer Contract has outstanding Cure Costs that are not satisfied at or prior to the Closing pursuant to Section 1.5(j); (ii) Buyer determines that the assignment of such Customer Contract would or could reasonably be expected to result in the performance of an Impermissible Service or be inconsistent with or a violation of the Independence Rules or any other applicable Law by Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm after taking the actions set forth in Section 1.5(f); (iii) Buyer determines that any Designated Employee specifically named by the terms of such Customer Contract to perform the obligations and provide the services under such Customer Contract is not reasonably expected to accept employment with the Buyer as of the Closing Date after Buyer has made an offer of employment to such Designated Employee pursuant to Section 4.5(b); (iv) Buyer determines that the services to be provided or the expected revenues to be collected pursuant to a Customer Contract have been substantially completed or collected; (v) the applicable Seller to which such Customer Contract relates has received notice or otherwise has become aware that the counterparty to such Customer Contract has provided notice of termination, has indicated it is or will be terminating such Customer Contract prior to the Closing; (vi) Buyer has not received at least five (5) Business Days prior to the Closing unredacted, complete and accurate copies of such Customer Contract; (vii) Buyer determines such Customer Contract has any Exclusionary Terms or (viii) the other party or parties to such Customer Contract do not agree to amend such Customer Contract to reflect the changes to the terms and conditions thereof requested by Buyer as specifically set forth on Section A-3 of Schedule 1.1(a) — Part A as of the date hereof or as amended by Buyer through the Closing based solely on information discovered by Buyer after the date hereof. Any Customer Contract removed from the list of Assigned Customer Contracts on Section A-1 of Schedule 1.1(a) — Part A pursuant to this Section 1.5(e) shall immediately be deemed an Excluded Customer Contract. Schedule 1.1(a) — Part A and Schedule 1.1(b) shall be amended to reflect any changes made in accordance with this Section 1.5(e).
          (f) If Buyer determines, prior to the Closing Date, that the assignment of any Customer Contract, other than an Excluded Customer Contract, would or could reasonably be expected to result in the performance of an Impermissible Service or be inconsistent with or a violation of the Independence Rules or any other applicable Law by Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm, prior to the Closing Date Buyer shall use its Reasonable Best Efforts to obtain the relief and approvals set forth on Schedule 1.5(f) and Sellers shall use their Reasonable Best Efforts to cooperate with Buyer to obtain such relief and approvals. For any Customer Contracts for which Buyer is unable to obtain the relief and approvals set forth on Schedule 1.5(f), Buyer shall promptly notify Sellers in writing of such determination and immediately after Sellers’ receipt of such notice, such Customer Contract shall be deemed an Excluded Customer Contract and Schedule 1.1(a) — Part A (if applicable) and Schedule 1.1(b) shall be amended accordingly.
          (g) From the date of this Agreement until the Closing, Buyer shall use its Reasonable Best Efforts to (i) review all Customer Contracts listed on each section of Schedule 1.1(a) — Part A as promptly as practicable after the date hereof for the purpose of identifying any circumstance described in Section 1.5(e) or Section 1.5(f) that would result in the addition of any Customer Contract to Section A-1 of Schedule 1.1(a) — Part A, or the removal of any Customer Contract from Schedule 1.1(a) — Part A and addition of such Customer Contract to Schedule 1.1(b), (ii) determine whether any such addition or removal should be made, and make any such addition or removal, as promptly as practicable after identifying any such circumstance and (iii) notify Seller Parent in writing as promptly as practicable after making any such determination.
          (h) At the Closing, any Customer Contract not specifically set forth on Section A-1 of Schedule 1.1(a) — Part A shall not be an Assigned Customer Contract.
          (i) At the Closing, each Seller that is a party to an Assigned Contract shall assume and assign such Assigned Contract to Buyer pursuant to Section 365 of the Bankruptcy Code.
          (j) At least two (2) days prior to the Closing, Sellers shall deliver Schedule 1.5(j), which shall set forth all Cure Costs known to Sellers as of such date. Subject to Section 4.3(f), Sellers shall be responsible and liable for, and shall pay or cause to be paid on or before the Closing, all Cure Costs.
     1.6 Absolute Sale. Subject to the Approval Order, Sellers’ sale, transfer, conveyance, assignment and delivery of the Acquired Assets to Buyer shall be free and clear of all liens, claims, encumbrances and other interests, including Security Interests, of any kind or character, except for the Assumed Liabilities, and at the Closing, Buyer will become the true and lawful owner of, and will receive good title to, or (in the case of Acquired Assets that are licensed to Buyer) valid rights to use, the Acquired Assets, free and clear of all liens, claims, encumbrances and other interests, including Security Interests, of any kind or character other than as created by Buyer.
     1.7 Further Assurances. At any time and from time to time upon or after the Closing, at the request of Buyer and without further consideration, Sellers shall execute and deliver or cause their applicable Affiliates to execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as Buyer may reasonably request to effectively transfer, convey and assign to Buyer on the terms set forth in this Agreement, and to confirm Buyer’s rights to, title in and ownership of, the Acquired Assets pursuant to this Agreement, and to place Buyer in actual possession and operating control of the Acquired Assets, including requesting third parties to consent to transfer or assignment or to execute releases.
     1.8 Good Faith Deposit.

          (a) Promptly after the entry by the Bankruptcy Court of the Procedures Order, Buyer shall deliver to an escrow agent jointly selected by Sellers and Buyer (the “Deposit Escrow Agent”) cash in the amount of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) as an earnest money deposit (the “Deposit”), to be held in escrow pursuant to the terms and conditions of a customary escrow agreement which shall provide for a release of the Deposit as provided in this Section 1.8.
          (b) If the Closing occurs, Sellers and Buyer shall jointly instruct the Deposit Escrow Agent to release the Deposit to Sellers at the Closing as partial payment of the Cash Purchase Price.
          (c) If the Closing does not occur and (i) this Agreement is terminated by Sellers pursuant to Section 7.1(c) hereto, (ii) Sellers file a suit for damages against Buyer in a court of competent jurisdiction not later than thirty (30) days after such termination of this Agreement and (iii) a final, non-appealable order is issued by a court of competent jurisdiction with respect to the amount of damages for which Buyer is liable for such material breach (the “Adjudicated Damages”), (x) Sellers shall be entitled to instruct the Deposit Escrow Agent to release such portion of the Deposit in an amount equal to the Adjudicated Damages to Sellers and (y) Buyer shall be entitled to instruct the Deposit Escrow Agent to release to Buyer the remainder of the Deposit, if any, in each case, as promptly as practicable, but in no event later than five (5) Business Days following the Deposit Escrow Agent’s receipt of such instructions; provided that in the event the claim for damages submitted to a court of competent jurisdiction by Sellers is less than One Million Two Hundred and Fifty Thousand Dollars ($1,250,000), then Buyer shall be entitled to instruct the Deposit Escrow Agent to release to Buyer that portion of the Deposit that exceeds the damages claimed by Sellers as promptly as practicable, but in no event later than five (5) Business Days following the Deposit Escrow Agent’s receipt of such instructions.
          (d) If the Closing does not occur and (i) this Agreement is terminated for any reason other than pursuant to Section 7.1(c) hereto or (ii) Sellers do not file suit for damages against Buyer in a court of competent jurisdiction on or before thirty (30) days after termination of this Agreement pursuant to Section 7.1(c) hereto, Buyer shall be entitled to instruct the Deposit Escrow Agent to release the Deposit, as promptly as practicable, but in no event later than five (5) Business Days following the Deposit Escrow Agent’s receipt of such instructions, to Buyer.
          (e) Pending its release pursuant to the foregoing provisions of this Section 1.8, the Deposit shall be held by the Deposit Escrow Agent in an interest bearing escrow account. Notwithstanding anything contained herein to the contrary, any interest which has accrued with respect to the Deposit shall be released to the Buyer from time to time in accordance with Buyer’s instructions to the Deposit Escrow Agent.
          (f) Sellers and Buyer agree to prepare, execute and deliver such written instructions as the other party or the Deposit Escrow Agent may reasonably request to ensure that the Deposit is released in accordance with this Section 1.8.

          (g) Nothing in this Section 1.8 shall be deemed to constitute a limitation on damages or limit any remedies otherwise available to any Seller.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers jointly and severally represent and warrant to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this ARTICLE II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Sellers jointly and severally represent and warrant to Buyer that, with respect to additional assets, interests or rights that are initially designated as Acquired Assets after the date hereof consistent with Section 4.6, except as set forth in the Disclosure Schedule as it may have been updated solely with respect to such additional assets, interests or rights consistent with Section 4.6, the statements contained in this ARTICLE II are true and correct as of the time such additional assets, interests and rights are so initially designated and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE II only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this ARTICLE II, the phrase “to the knowledge of Sellers” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of each Seller, as well as any other knowledge that such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the applicable Seller with respect to the matter in question.
     2.1 Organization. Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     2.2 Authorization of Transaction. Subject to the Approval Order, (a) each Seller has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder; (b) the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it will be a party and the performance by each Seller of this Agreement and the Ancillary Agreements to which it will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each Seller; (c) this Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, assuming the due authorization, execution and delivery by Buyer, enforceable against each Seller in accordance with its terms; and (d) each of the Ancillary Agreements, upon its execution and delivery by each

Seller that will be a party thereto and assuming the due authorization, execution and delivery by Buyer, will constitute a valid and binding obligation of the applicable Seller, enforceable against such Seller in accordance with its terms.
     2.3 Noncontravention. Subject to the Procedures Order and the Approval Order, neither the execution and delivery by any Seller of this Agreement or any of the Ancillary Agreements to which such Seller will be a party nor the consummation by any Seller of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter, by-laws or governing documents of any Seller, (b) require on the part of any Seller or any of its Subsidiaries any material notice to or filing with, or any material permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Assigned Contract, (d) result in the imposition of any Security Interest upon any of the Acquired Assets or (e) violate any material order, writ, injunction, judgment, decree or Law applicable to any Seller or any of its Subsidiaries or any of their properties or assets.
     2.4 Tax Matters.
          (a) Each Seller has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each Seller has paid on a timely basis all material Taxes that were due and payable the non-payment of which would result in a lien. All material Taxes that each Seller was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) Sellers have delivered or made available to Buyer (i) complete and correct copies of all material Tax Returns relating to Taxes in respect to the Acquired Assets for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all material revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements and any similar documents submitted by, received by or agreed to by or on behalf of a Seller relating to such Taxes for all taxable periods for which the statute of limitations has not yet expired. To Seller’s knowledge, no examination or audit of any such Tax Return of any Seller by any Governmental Entity is currently in progress or, to the knowledge of Sellers, threatened or contemplated the resolution of which would reasonably be expected to result in a material tax liability. No Seller has been informed by any jurisdiction that the jurisdiction believes that a Seller was required to file any such Tax Return that was not filed.
     2.5 Ownership and Condition of Assets. Sellers are the true and lawful owners of, and have good title to, or have valid right to use, all of the Acquired Assets, free and clear of all Security Interests other than Permitted Liens. At Closing, Sellers will convey (or cause to be conveyed) to Buyer good and valid title to all the Acquired Assets free and clear of all Security Interests (other than the Assumed Liabilities) in accordance with the Approval Order.
     2.6 Intellectual Property.

          (a) The Seller Intellectual Property assigned to Buyer hereunder, together with the Intellectual Property licensed to Buyer under the Cross-License Agreement and the Intellectual Property provided in connection with the services provided to Buyer under the Transition Services Agreement, constitutes all of the Intellectual Property that is currently used by a Seller in the performance of, or necessary for the performance of all obligations assumed by Buyer under, the Assigned Customer Contracts.
          (b) To the knowledge of Sellers, (i) all material Seller Owned Intellectual Property is valid, subsisting and enforceable, and (ii) the Sellers own or otherwise hold valid rights to use all Seller Intellectual Property.
          (c) To the knowledge of Sellers, in the conduct of the business to which the Acquired Assets relate, no Seller is infringing, violating or misappropriating any Intellectual Property Rights of any Person in any material respect. No suit, action, reissue, reexamination, interference, arbitration, mediation, opposition, cancellation or other proceeding to which any Seller is a party (collectively, “Suit”) is pending concerning any claim or position that any Seller has violated, in the conduct of the businesses to which the Acquired Assets relate, any Intellectual Property of another Person, nor, to Seller’s knowledge, has any such Suit been threatened in writing.
          (d) To the knowledge of Sellers, no Person is infringing, violating or misappropriating any Seller Owned Intellectual Property in any material respect.
     2.7 Contracts. Section 2.7 of the Disclosure Schedule sets forth a complete and accurate list of all Customer Contracts (including the Customer Contract to which any Bid corresponds) as of March 31, 2009, which list shall be updated pursuant to Section 4.6. Sellers have provided or made available to Buyer a complete and accurate copy of each Assigned Contract. Each such Assigned Contract is a legal, valid, binding and enforceable agreement of the Seller party thereto and to the knowledge of Sellers is in full force and effect. No Seller nor, to the knowledge of Sellers, any other party, is in breach or violation of, or default under, any such Assigned Contract, and no event has occurred, is pending or, to the knowledge of Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by such Seller or, to the knowledge of Sellers, any other Person under such Contract or Bid. Subject to the Approval Order, each such Assigned Contract is assignable by the applicable Seller to Buyer without the consent or approval of any Person (except as set forth in Section 2.3 of the Disclosure Schedule) and will continue to be a legal, valid, binding and enforceable agreement of the Seller party thereto and to the knowledge of Sellers in full force and effect immediately following the Closing, in accordance with the terms thereof as in effect immediately prior to the Closing.
     2.8 Permits. Section 2.8 of the Disclosure Schedule sets forth a complete and accurate list of all Permits included in the Acquired Assets. To Sellers’ knowledge, each such Permit is in full force and effect; the applicable Seller is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of Sellers, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Subject to the Approval Order, each such Permit is assignable by the applicable Seller to Buyer without the consent or approval of any party and, to Sellers’ knowledge, will continue to be in full force and effect immediately following the Closing as in effect immediately prior to the Closing.
     2.9 Employees.
          (a) The Sellers have separately provided to Buyer a list of the Designated Employees that is complete and accurate as of the date of this Agreement, showing for each such Designated Employee: (i) name, position held, annual base salary and target incentive compensation, (ii) the date of hire, (iii) city and state of residence and of primary employment (separately identifying any Designated Employees who participate in Sellers’ work from home program), (iv) whether such Designated Employee is being seconded to a Seller, is an independent contractor or is an employee of any Person other than a Seller, (v) the liabilities of Sellers, as of the date of this Agreement (and as updated pursuant to Section 4.6), for accrued pay for “personal days” (which are comprised of vacation days, sick days and personal days) for each Designated Employee and (vi) Sellers’ good faith estimate of any additional accruals of such “personal days” for each Designated Employee during the period commencing on the date hereof (or such later date as requested by Buyer) and ending on May 31, 2009. As of the date of this Agreement, to the knowledge of Sellers, no Designated Employee or group of Designated Employees has provided any Seller with written notice of any plans to terminate employment with a Seller or any Subsidiary of a Seller (other than for the purpose of accepting employment with Buyer following the Closing).
          (b) Except to the extent that it would not subject Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm to any liability, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Sellers, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Business Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to a Seller or any Subsidiary of a Seller. To the knowledge of Sellers, there has been no Legal Proceeding pending, or threatened in writing, during the twelve (12) months immediately preceding the date hereof that involved any material claim that any Designated Employee, in his or her capacity as such, or any Seller, with respect to any Designated Employee, violated any Law with respect to labor, safety or discrimination or employment matters. No Seller or any Subsidiary of a Seller has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. No Seller is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Business Employees and no collective bargaining agreement is being negotiated with respect to Business Employees.
          (c) Except to the extent that it would not subject Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm to any liability, the Sellers and their ERISA Affiliates are in compliance in all material respects with all applicable Laws respecting employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, in each case, with respect to Designated Employees and there are no pending or, to the knowledge of Sellers, any threatened or reasonably anticipated claims, controversies, government investigations or suits with respect to any such matters, any employment arrangements, any worker’s compensation policy or any long term disability policy with respect to any Designated Employees.
          (d) Except to the extent that it would not subject Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm to any liability, as of the date hereof, no Seller within the past twelve (12) months has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), affecting any site of employment or one or more operating units within any site of employment of any Seller or (ii) a mass layoff as defined in the WARN Act, nor has any Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local Law similar to the WARN Act. Except to the extent that it would not subject Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm to any liability, no Business Employee has suffered or is anticipated to suffer an employment loss as defined in the WARN Act within the ninety (90) day period ending on the Closing Date.
          (e) Section 2.9(e) of the Disclosure Schedule lists all Designated Employees of a Seller in the United States who as of the date hereof are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. Section 2.9(e) of the Disclosure Schedule lists and describes all expatriate contracts that a Seller has in effect as of the date hereof with any Designated Employee and all employment contracts and independent contractor arrangements covering any Designated Employee providing services outside the country in which they are nationals. To the knowledge of Sellers, each Designated Employee of the Sellers working in a country other than one of which such Designated Employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.
     2.10 Employee Benefits.
          (a) The Data Room contains complete and accurate copies of all Seller Plans covering Designated Employees. Sellers have made available to Buyer complete and accurate copies of all Seller Plans that have been reduced to writing and written summaries of all unwritten Seller Plans, in each case applicable to Designated Employees.
          (b) Except to the extent that it would not subject Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm to any liability,
               (i) each Seller Plan has been administered in all respects in accordance with its terms and each Seller and its ERISA Affiliates have in all respects met their obligations with respect to each Seller Plan;
               (ii) there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan, in each case with respect to the Designated Employees; and

               (iii) no Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any (i) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) multiple employer plan or to any plan described in Section 413 of the Code or (iii) Multiemployer Plan.
          (c) All the Seller Plans covering Designated Employees that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter in any respect, and no act or omission has occurred, that would adversely affect its qualification.
     2.11 Litigation. Except for the Chapter 11 Case and any motion, application, pleading or order filed in the Chapter 11 Case that relates to this Agreement or the Ancillary Agreements, the Procedures Order and/or the Approval Order, there is no Legal Proceeding or, to the knowledge of Sellers any investigation, that is pending or has been threatened in writing that relates in any material respect to the Acquired Assets or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. Except to the extent that it would not subject Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm to any liability or restrict the ownership or impair Buyer’s use of the Acquired Assets in any material respect, there is no judgment, order, injunction or decree outstanding against any Seller that is related to the Acquired Assets.
     2.12 Legal Compliance. Each Seller and its Subsidiaries is presently conducting, and has at all times since January 1, 2008 conducted, the businesses to which the Acquired Assets relate in compliance in all material respects with applicable Law. No Seller has received any notice or communication from any Governmental Entity alleging noncompliance by it with any applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.
     3.1 Organization and Power. Buyer is a limited liability partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.
     3.2 Authorization of the Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, assuming the due authorization, execution and delivery by each Seller, enforceable against it in accordance with its terms. Each of the Ancillary Agreements, upon its execution and delivery by Buyer and assuming the due authorization, execution and delivery by each Seller that will be a party thereto, will constitute a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.
     3.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate of formation of Buyer, (b) require on the part of Buyer any material notice to or filing with, or material permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject, or (d) violate any material order, writ, injunction, judgment, decree or Law applicable to Buyer or any of its properties or assets.
     3.4 Legal Proceedings. Except for the Chapter 11 Case and any motion, application, pleading or order filed in the Chapter 11 Case that relates to this Agreement or the Ancillary Agreements, the Procedures Order and/or the Approval Order, no Legal Proceeding is pending or, to the knowledge of the Buyer, threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would affect adversely the right of Buyer to own, operate or control any of the Acquired Assets.
     3.5 Sufficient Funds. Buyer has, and on the Closing Date Buyer will have, sufficient funds on hand to consummate the transactions contemplated by this Agreement. Buyer acknowledges that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient financial resources for payment of the Cash Purchase Price.
ARTICLE IV
PRE-CLOSING COVENANTS
     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that the deliverables to be provided by it at the Closing are delivered on a timely basis, including entering into and causing its Affiliates to enter into good faith negotiations to reach agreement on the terms of the Ancillary Agreements to be provided at the Closing, and to obtain all necessary consents and approvals with respect to such agreements. The provisions of this ARTICLE IV shall be subject to the entry of, and to the terms of, the Procedures Order.
     4.2 Governmental and Third-Party Notices and Consents.

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement, to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement and to permit Buyer to own the Acquired Assets following the Closing.
          (b) Sellers shall use their Reasonable Best Efforts to obtain, at their expense, all waivers, consents or approvals from third parties, and to give all such notices to third parties, as may be required for such Sellers to consummate the transactions contemplated by this Agreement, to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement, and to permit Buyer to own the Acquired Assets following the Closing, including those waivers, consents, approvals, and notices listed in Section 2.3 of the Disclosure Schedule; provided, that, in connection with using such Reasonable Best Efforts, except as provided in Section 1.5(j), no Seller shall be required to (i) incur, admit or consent to any liability or obligation or (ii) make more than a nominal out-of-pocket expenditure; and provided further, that any failure to cure such breach or default shall not constitute a breach of this Section 4.2(b) so long as Sellers use their Reasonable Best Efforts to cure such breach. If a counterparty to an Assigned Customer Contract indicates orally or in writing that there is a material breach, default or basis for a breach or default under such Customer Contract, Sellers shall as soon as it is reasonably practicable inform Buyer, and Sellers shall, and shall cause their applicable Subsidiaries to, and Buyer shall cooperate with Sellers in accordance with Section 4.3(f), cure such breach or default and resolve such basis for a breach or default prior to the Closing to Buyer’s satisfaction. Sellers shall reasonably cooperate with Buyer in introducing Buyer or permitting Buyer to have access to the counterparties to the Customer Contracts. Sellers shall keep Buyer reasonably informed, including providing copies of correspondence and other material information, on a timely basis, as to the status of Sellers’ efforts to cure such breach or default or resolve such basis for a breach or default.
     4.3 Bankruptcy Covenants.
          (a) As promptly as practicable, but in no event later than two (2) Business Days after the date hereof, Sellers shall file with the Bankruptcy Court, and seek an expedited hearing on, a motion seeking (a) entry of an order of the Bankruptcy Court substantially in the form attached hereto as Exhibit C approving bidding procedures and authorizing the observance and performance of the terms of Section 4.10 hereto, and otherwise in form and substance satisfactory to Sellers and Buyer (the “Procedures Order”), and (b) the approval of this Agreement and the GDC China Subsidiary Agreement and the sale of the Acquired Assets and the GDC China Equity to Buyer on the terms and conditions hereof if determined to be the “highest and best offer” in accordance with the Procedures Order. Sellers agree to provide to Buyer any proposed changes to the Procedures Order, and Buyer agrees to promptly advise Sellers in writing of any changes that Buyer requires for such draft Procedures Order to be in form and substance satisfactory to Buyer. Sellers and Buyer shall thereafter cooperate to reach agreement on any changes to the Procedures Order that are satisfactory to each party (and any other parties in interest) and the agreed form of Procedures Order shall be submitted to the

Bankruptcy Court for its approval. Sellers shall deliver to Buyer prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for Buyer and its counsel to review and comment, a draft of the motion seeking approval of the form of Procedures Order, and such motion when filed by Sellers with the Bankruptcy Court shall be reasonably acceptable to Buyer. If prior to, during or after the hearing on the motion seeking approval of the form of Procedures Order, the Bankruptcy Court makes any such changes or any other modifications to such form of Procedures Order, Sellers and Buyer shall be required to raise any objections thereto in writing (or as otherwise permitted by the Bankruptcy Court) prior to entry of the Procedures Order. Unless Sellers or Buyer raise any such objections in writing (or as otherwise permitted by the Bankruptcy Court) prior to entry of the Procedures Order, such Procedures Order shall be deemed to be in form and substance satisfactory to each party for all purposes.
          (b) No Seller shall assume or reject any Assigned Contract under 11 U.S.C. § 365 without the prior written consent of Buyer. Sellers shall, as soon as reasonably practicable following entry of the Procedures Order (or, for any Customer Contracts added to Schedule 1.1(a) — Part A pursuant to Section 1.5, as soon as reasonably practicable following such designation), notify all parties to the Assigned Contracts that (i) Sellers intend to assume and assign such Assigned Contracts to Buyer, (ii) all Cure Costs payable in connection with such assumption and assignment, which will be made a part of such notice, and (iii) such parties must file any objection to such assumption and assignment or such Cure Costs by the deadline set forth in the Procedures Order or else waive and be estopped from any objection to such assumption and assignment or such Cure Costs.
          (c) If this Agreement and the GDC China Subsidiary Agreement and the sale of the Acquired Assets and the GDC China Equity to Buyer on the terms and conditions hereof are determined to be the “highest and best offer” in accordance with the Procedures Order, Buyer and Sellers agree to use Reasonable Best Efforts to cause the Bankruptcy Court to enter an order of the Bankruptcy Court approving the sale of the Acquired Assets and the GDC China Equity to, and assumption of Assumed Liabilities by, Buyer, which order shall be in form and substance satisfactory to Sellers and Buyer (the “Approval Order”). Sellers agree to provide to Buyer a draft of the Approval Order, and Buyer agrees to promptly advise Sellers in writing of any changes that it requires for such draft Approval Order to be in form and substance satisfactory to Buyer. Sellers and Buyer shall thereafter cooperate to reach agreement on a form of Approval Order that is satisfactory to each party (and any other parties in interest) and such agreed form of Approval Order shall be submitted to the Bankruptcy Court for its approval. If Sellers thereafter propose any changes to such form of Approval Order, Sellers shall promptly notify Buyer. If prior to, during or after the hearing on the motion seeking approval of such form of Approval Order, the Bankruptcy Court makes any such changes or any other modifications to such form of Approval Order, Sellers and Buyer shall be required to raise any objections thereto in writing (or as otherwise permitted by the Bankruptcy Court) prior to entry of the Approval Order. Unless Sellers or Buyer raise any such objections in writing (or as otherwise permitted by the Bankruptcy Court) prior to entry of the Approval Order, such Approval Order shall be deemed to be in form and substance satisfactory to each party for all purposes.
          (d) In the event an appeal is taken or a stay pending appeal is requested (or a petition for certiorari or motion for rehearing or reargument is filed), with respect to the

Procedures Order, the Approval Order or any other order of the Bankruptcy Court related to this Agreement or the GDC China Subsidiary Agreement, Sellers shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts. Each Party shall use its Reasonable Best Efforts to obtain an expedited resolution for such appeal; provided that nothing herein shall preclude the Parties from consummating the transactions contemplated herein if the Approval Order shall have been entered and has not been stayed.
          (e) From and after the date hereof, Sellers shall not, and shall ensure that none of their Subsidiaries, take any action or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Each Seller covenants and agrees that the terms of any plan of reorganization or liquidation or proposed order of the Bankruptcy Court that may be filed, proposed or submitted or supported by a Seller after entry of the Approval Order or consummation of the transactions contemplated hereby shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement, the Procedures Order or the Approval Order or the rights of Buyer hereunder or thereunder.
          (f) For Assigned Customer Contracts subject to Cure Costs, each of Sellers, on the one hand, and Buyer, on the other hand, shall establish and allocate $500,000 worth of employee-hours (based on the rate prescribed by the applicable Assigned Customer Contract) to be used after the date hereof and prior to the Closing for the purpose of working together in a commercially reasonable manner to cure all defaults that may exist under any such Assigned Customer Contracts and that may be cured by performance of the applicable employees. To the extent there are remaining defaults, all Cure Costs associated with such remaining defaults shall be paid by Sellers pursuant to Section 1.5(j), and nothing in this Section 4.3(f) shall limit the obligations of Sellers under Section 1.5(j).
     4.4 Operation of Business. Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee (the “OIRR”), or any orders entered by the Bankruptcy Court in the Chapter 11 Case, during the period from the date of this Agreement through the Closing, each Seller shall conduct the operations of the businesses to which the Acquired Assets relate in compliance in all material respects with applicable Laws, shall use its Reasonable Best Efforts to preserve and protect the Acquired Assets, shall pay all post-petition Taxes as they become due and payable, shall maintain insurance on the Acquired Assets (in amounts and types in the Ordinary Course of Business), and shall use Reasonable Best Efforts to preserve its relationships with Designated Employees and customers. Without limiting the generality of the foregoing, prior to the Closing, no Seller shall, except as required by the Bankruptcy Code, Bankruptcy Rules, the OIRR, or any orders entered by the Bankruptcy Court in the Chapter 11 Case, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:
          (a) sell, lease, license or dispose of any Customer Contracts (other than Excluded Customer Contracts) or sell, license or dispose of any other Acquired Assets other than in the Ordinary Course of Business;

          (b) enter into any Customer Contract that does not include a consent from each counterparty to the assumption and assignment of such Customer Contract if such Customer Contract is added to Schedule 1.1(a) — Part A pursuant to Section 1.5(d);
          (c) mortgage or pledge any of the Acquired Assets, or take any action or fail to take any action that would subject any of the Acquired Assets to any Security Interest other than Permitted Liens;
          (d) other than in the Ordinary Course of Business, pay any obligation or liability, in each case related to the Acquired Assets or Assumed Liabilities;
          (e) amend its charter, by-laws or other governing documents in a manner that would have a material and adverse effect on the transactions contemplated by this Agreement;
          (f) change its billings, collection, or disbursement practices with respect to work in progress or accounts receivable related to Customer Contracts, other than Excluded Customer Contracts, or accounts payable that would result in Assumed Liabilities, including (i) accelerating or encouraging the acceleration of performance of services, billing, collection, payment or other realization of cash or Excluded Assets with respect to any of such work in progress or accounts receivable or (ii) accelerating performance of services or delaying payment of liabilities that would become Assumed Liabilities;
          (g) amend, modify, terminate or waive any rights under, any Assigned Contract;
          (h) other than the Chapter 11 Case and any motion, application, pleading or order filed in the Chapter 11 Case that relates to this Agreement or the Ancillary Agreements, the Procedures Order or the Approval Order, institute or settle any Legal Proceeding related solely to the Acquired Assets or that would reasonably be expected to adversely affect the use of the Acquired Assets after the Closing; or
          (i) agree in writing or otherwise to take any of the foregoing actions.
     4.5 New Buyer Employees.
          (a) Sellers’ Cooperation. During the period commencing on the date of this Agreement and continuing through the Closing Date, Sellers shall assist and cooperate with Buyer by permitting Buyer to review compensation data and job descriptions (if any) for any Designated Employees at Buyer’s reasonable request. Sellers shall permit Buyer to contact and interview all Designated Employees (for those Designated Employees who in the Ordinary Course of Business are located at Sellers’ premises such interviews may, at Buyer’s option, take place at Sellers’ premises during normal business hours), and Sellers shall reasonably cooperate with Buyer in all such respects. Sellers and Buyer shall cooperate to effect an orderly transition of any Designated Employee offered employment by Buyer as a New Buyer Employee.
          (b) Employment Offers. Prior to the Closing, Buyer shall make offers of “at-will” employment effective as of the Closing Date to the Designated Employees. Any such “at-

will” employment offers will (i) be contingent on the Closing occurring; (ii) be subject to and in compliance with Buyer’s standard human resources, ethics and compliance policies and procedures, including requirements for proof evidencing a legal right to work in the offeree’s country of current employment; (iii) have terms, including the position, compensation (at market-competitive levels) and responsibilities of such Designated Employee, which will be determined by Buyer; (iv) supersede any prior employment agreements (including management, employment, severance, consulting, relocation, retention, repatriation, expatriation, visa, or work permit) in effect with Sellers prior to the Closing Date; and (v) be contingent on each Designated Employee (a) completing, in a manner reasonably satisfactory to Buyer, an employment application (including work status verification), (b) passing a standard background check of Buyer and (c) completing the independence verification processes and complying with the independence policies of Buyer.
          (c) Waiver. Sellers hereby agree to waive any condition or restriction that they may have the contractual right to impose on (i) Buyer’s making of offers of employment pursuant to Section 4.5(b) or (ii) the hiring and employment by Buyer of any Designated Employee, effective at the time of the Closing (other than any such covenants not to disclose confidential information of Sellers or any of their clients to any Person other than Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm).
          (d) Designated Employees. From the date of this Agreement through the Closing Date, each Seller will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth on Schedule 4.5(d) as of the date hereof:
               (i) terminate the employment of any Designated Employee other than for cause;
               (ii) reassign any Designated Employee located in the United States to a non-U.S. facility of such Seller;
               (iii) encourage, facilitate or cooperate with any other Person to offer employment to a Designated Employee;
               (iv) except as required by applicable Law or written individual compensatory agreements in effect as of the date hereof, change, increase or amend the rate of remuneration (cash, equity or otherwise) or any other terms of employment of any Designated Employee or adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Designated Employee; provided, that this clause (iv) does not prevent Sellers from changing, on an individual basis, the rate of remuneration or other terms of employment of any Designated Employee (a) in response to an offer from a competitor (other than Buyer), (b) to reflect a change in responsibility, (c) if required to retain the services of the Designated Employee or (d) in response to demands from a client under a Customer Contract that necessitate an increase in the level of, or change in, services from the Designated Employee;

               (v) except as required by applicable Law or written individual compensatory agreements in effect as of the date hereof, grant any severance or termination pay (whether payable in cash, stock or other equity instruments) to any Designated Employee or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Designated Employee on the date hereof; provided, that this clause (v) does not prevent Sellers from making payments under written individual agreements in effect on the date hereof; provided further, that this clause (v) does not prevent Sellers from changing, on an individual basis, the rate of remuneration or other terms of employment of any Designated Employee (a) in response to an offer from a competitor (other than Buyer), (b) to reflect a change in responsibility, (c) if required to retain the services of the Designated Employee or (d) in response to demands from a client under a Customer Contract that necessitate an increase in the level of, or change in, services from the Designated Employee; or
               (vi) enter into or amend any individual compensatory agreement with any Designated Employee; provided, that this clause (vi) does not prevent Sellers from changing, on an individual basis, the rate of remuneration or other terms of employment of any Designated Employee (a) in response to an offer from a competitor (other than Buyer), (b) to reflect a change in responsibility, (c) if required to retain the services of the Designated Employee or (d) in response to demands from a client under a Customer Contract that necessitate an increase in the level of, or change in, services from the Designated Employee.
          (e) WARN Act. Sellers shall provide any required notice under the WARN Act and any similar applicable Law and otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting employees and occurring on or before the Closing or arising as a result of the transactions contemplated hereby, with regard to Business Employees; provided, that Sellers’ obligation to provide any such required notice shall not apply with respect to any New Buyer Employee whose employment is terminated by Buyer in a manner contrary to the last sentence of Section 6.2. Buyer shall only assume responsibility for any liabilities or obligations arising under the WARN Act or other applicable Law resulting from the actions (or inactions) of Buyer or any of its Affiliates after the Closing Date with respect to the New Buyer Employees.
     4.6 Updated Lists and Disclosure Schedule. As a Customer Contract is added to Schedule 1.1(a) — Part A or becomes an Excluded Customer Contract, and two (2) Business Days prior to the Closing Date, Buyer, after consultation with Seller Parent, shall update the list of Designated Employees so that the list shall include only those Business Employees that Buyer determines are necessary for Buyer to perform the Assigned Customer Contracts from and after the Closing (provided, that such updates need include only the names of the Designated Employees). One (1) Business Day prior to the Closing Date, Sellers shall (i) provide an estimate of the New Buyer Employee Liabilities for all such Designated Employees as of the Closing Date and (ii) update the lists of all Acquired Assets that Buyer has elected to purchase or not purchase pursuant to Section 1.5 (and the lists set forth in Sections 2.7 and 2.8 of the Disclosure Schedule), which updated lists shall be approved by Buyer prior to the Closing (such approval not to be unreasonably withheld, conditioned or delayed). The Disclosure Schedule as modified and approved (in the case of the lists described in clause (ii) above) by Buyer pursuant to this Section 4.6 shall become the Disclosure Schedule hereunder and given the effect set forth in ARTICLE II.
     4.7 Access to Information. Each Seller shall, and shall cause each of its Subsidiaries to, permit representatives of Buyer to have reasonable access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial, Tax and accounting records (including the work papers of the Sellers’ independent accountants), contracts, other records and documents, and personnel, including the Designated Employees, of or pertaining to any of the Acquired Assets or Assumed Liabilities. Each Seller shall, and shall cause each of its Subsidiaries to, permit representatives of Buyer to have reasonable access (at normal business hours, and in such manner so as not to interfere with normal business operations) to the counterparties to the Assigned Customer Contracts and designated by Buyer in writing to Sellers for the purpose of conducting confirmatory due diligence.
     4.8 Notice. Sellers shall promptly notify Buyer of any litigation, arbitration or administrative proceeding pending, or to Sellers’ knowledge, threatened against any Seller which challenges the transactions contemplated by this Agreement.
     4.9 Exclusivity.
          (a) From the date hereof until the Procedures Order is entered, no Seller shall, and each Seller shall cause its Subsidiaries and such Seller’s and Subsidiaries’ respective officers, directors, managers, members, partners, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with, engage in negotiations or discussions with, or enter into any agreement or understanding with, any Person (other than Buyer) concerning any sale or other disposition of any of the Acquired Assets, the GDC China Equity or any of the Customer Contracts set forth on Schedule 1.1(a) — Part A (an “Alternative Proposal”) or (ii) furnish any non-public information concerning any of the Acquired Assets, the GDC China Equity or any of the Assigned Contracts (other than to Buyer); provided, that the foregoing shall not require Sellers to terminate any Person’s access, as in effect on the date hereof, to the electronic data room containing information regarding Sellers’ business, the Acquired Assets, the GDC China Equity and the Assumed Liabilities; and provided further, that from and after the earlier of the entry of the Procedures Order and the date that is eleven (11) days after the date hereof, the prohibitions in this Section 4.9(a) (other than the prohibition against entering into an agreement or understanding) shall not apply to Customer Contracts set forth on Section A-3 or Section A-4 of Schedule 1.1(a) — Part A on such 11th day. For the avoidance of doubt, the foregoing shall not apply to any Excluded Customer Contract.
          (b) Each Seller shall promptly notify any Person (other than Buyer) with which discussions or negotiations of the nature described in paragraph (a) above are pending on the date hereof that such Seller is terminating such discussions or negotiations. If, after the date hereof until the Bankruptcy Court enters the Procedures Order, any Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, Sellers shall communicate to Buyer the material terms of any such inquiry, proposal or offer but not the identify of the party making such inquiry, proposal or offer. From and after entry of the Procedures Order, Sellers shall communicate the material terms of any inquiry, proposal or offer of the nature described in paragraph (a) above in accordance with the terms of the Procedures Order.
          (c) From the date hereof until the earlier of the entry of the Procedures Order and Midnight, New York City time at the end of the tenth day after the date of this Agreement, no Seller shall, and each Seller shall cause its Subsidiaries and such Seller’s and Subsidiaries’ respective officers, directors, managers, members, partners, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with, engage in negotiations or discussions with, or enter into any agreement or understanding with, any Person (other than Buyer or its designated Affiliate or Member Firm) concerning any sale or other disposition of the GDC India Subsidiary or any of the GDC India Assets or (ii) furnish any non-public information concerning the GDC India Subsidiary or any of the GDC India Assets (other than to Buyer or its designated Affiliate or Member Firm); provided that if PricewaterhouseCoopers (US) International LLC (or a Member Firm or Affiliate of Buyer that is party thereto) terminates or otherwise abandons the GDC India Subsidiary Agreement, this Section 4.9(c) shall have no further force or effect.
          (d) Any Customer Contract that is or has been provided or made available to any other potential acquiror of any Customer Contract shall be made available to Buyer in the same form (whether redacted or unredacted) (i) within five (5) days after the date hereof in the case of a Customer Contract that has been provided or made available to such other potential acquiror prior to the date hereof or (ii) contemporaneously in the case of a Customer Contract that is provided or made available to such other potential acquiror on or after the date hereof, in either case by the same means (i.e., by posting to the Data Room or delivery of a copy), if a copy of such Customer Contract has not previously or contemporaneously been made available to Buyer in an unredacted, complete and accurate form. If Sellers make any Customer Contract available to Buyer by posting such Customer Contract in the Data Room, Sellers shall instruct Intralinks, Inc. to provide its customary notice contemporaneously with such posting to all representatives of Buyer that have registered for access to the Data Room.
     4.10 Competitive Bid Procedures. Subject to Bankruptcy Court approval, Sellers agree that in order for any Alternative Proposal to be accepted by Sellers and submitted for approval by the Bankruptcy Court, such Alternative Proposal must be a Qualified Bid as defined in the Procedures Order.
     4.11 Termination Fee and Expense Reimbursement.
          (a) In the event that (i) the Court enters a final order authorizing any Seller to sell or otherwise transfer (A) all or any substantial or material portion of the Acquired Assets or (B) the GDC China Subsidiary and all or any portion of the Acquired Assets, as part of a sale approved pursuant to the Section 363 sale process contemplated by this Agreement or otherwise to any Person other than Buyer, (ii) Sellers pursue a “stand-alone” restructuring or similar effort that does not involve a sale of all or any substantial or material portion of the Acquired Assets or (iii) the Court enters a final order confirming a Chapter 11 Plan of Reorganization for one or more Sellers that does not involve a sale of all or any substantial or material portion of the

Acquired Assets or that involves a sale of all or any substantial or material portion of the Acquired Assets other than to Buyer, then Sellers shall pay to Buyer, on the earliest of the entry of an order described in clause (i), the determination by Sellers to pursue a “stand-alone” restructuring or similar effort described in clause (ii) or the entry of an order as described in clause (iii), $750,000 (the “Termination Fee”). The Termination Fee provided for by this Section 4.11(a) is intended to cover opportunity costs incurred by Buyer in pursuing and negotiating this Agreement and the transactions contemplated hereby, and is considered by the Parties to be reasonable for such purposes. The claims of Buyer to the Termination Fee shall constitute a first priority administrative expense against Sellers’ bankruptcy estates, jointly and severally, under 11 U.S.C. § 507(a)(1).
          (b) In addition to any Termination Fee that may be payable pursuant to Section 4.11(a), upon (i) any event in which the Termination Fee is payable pursuant to Section 4.11(a) or (ii) termination of this Agreement by (x) Sellers pursuant to Section 7.1(e) (unless the failure of any condition precedent results primarily from a breach by Buyer of any representation, warranty or covenant contained in this Agreement), or (y) Buyer pursuant to Section 7.1(b), (d), (f), (g) or (h) Sellers shall reimburse up to $500,000 of the actual and documented out-of-pocket fees and expenses incurred by Buyer, if any, and its Affiliates, in connection with this Agreement and the transactions contemplated hereby, whether incurred before, on or after the Filing Date (the “Expense Reimbursement”). The claims of Buyer to the Expense Reimbursement shall constitute a first priority administrative expense against Sellers’ bankruptcy estates, jointly and severally, under 11 U.S.C. § 507(a)(1).
     4.12 FIRPTA Tax Certificate. On or before the Closing Date, Sellers will deliver to Buyer certifications that Sellers are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code.
ARTICLE V
CONDITIONS TO CLOSING
     5.1 Condition to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction of the sale of the Acquired Assets by Sellers to Buyer and the assumption and assignment of the Assigned Contracts as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Approval Order, which as of the Closing Date shall be in full force and effect and shall not have been violated, vacated, withdrawn, overruled, resolved or stayed, modified, vacated, reversed, amended or revoked.
     5.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction or waiver, to the extent permitted by Law, by Buyer of the following additional conditions:
          (a) the representations and warranties of Sellers set forth in Section 2.1 and Section 2.2 shall be true and correct in all material respects, and all other representations and warranties of Sellers set forth in this Agreement (disregarding all materiality qualifications contained therein) shall be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (b) each Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing, except that Sellers shall have performed their obligations under Section 1.5(j) in all respects on or prior to the Closing;
          (c) except for the Chapter 11 Case and the Approval Motion, no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely in any material respect the right of Buyer to own, operate or control any of the Acquired Assets, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (d) Sellers shall have delivered to Buyer the Sellers Certificate and shall have made the other deliveries required in Section 1.4(b);
          (e) no Legal Proceeding shall be pending or threatened pursuant to which a Person has challenged the effectiveness of the Approval Order or any provision thereof, and the Approval Order shall have been entered and the time period for any appeal thereof shall have expired; and
          (f) since the date of this Agreement, there shall not have been any dismissal of the Chapter 11 Case or conversion of the Chapter 11 Case to a case under Chapter 7 of Title 11 of the United States Code or the appointment of a trustee or examiner in the Chapter 11 Case.
     5.3 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction or waiver, to the extent permitted by Law, of the following additional conditions:
          (a) the representations and warranties of Buyer set forth in Section 3.1 and Section 3.2 and any representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          (b) Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (c) Buyer shall have delivered to Sellers the Buyer Certificate and shall have made the other deliveries required in Section 1.4(b); and
          (d) except for the Chapter 11 Case and the Approval Motion, no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation.
ARTICLE VI
POST-CLOSING COVENANTS
     6.1 Proprietary Information. From and after the Closing, no Seller shall disclose or make use of (except to pursue its rights under this Agreement or any of the Ancillary Agreements), and each Seller shall use its Reasonable Best Efforts to cause all of its Subsidiaries not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public which are included in the Acquired Assets (including any such information which constitutes financial information, technical information or data relating to products, services and names of customers), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by any Seller or any of its Subsidiaries. For a period of one (1) year after the Closing Date, each Seller shall use its Reasonable Best Efforts to enforce and shall cause its Subsidiaries to use their Reasonable Best Efforts to enforce, for the benefit of Buyer, all confidentiality, invention assignments and similar agreements between such Seller or Subsidiary and any other Person relating to the Acquired Assets that are not Assigned Contracts; provided, that such enforcement does not adversely affect Sellers’ rights in such agreements. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall in any way restrict the use of Residuals by Sellers or any of their respective Subsidiaries, officers, directors, employees, agents or representatives.
     6.2 Solicitation and Hiring; Termination. For a period of three (3) years after the Closing Date, no Seller shall, either directly or indirectly (including through a Subsidiary), and each Seller shall use its Reasonable Best Efforts to cause all of its Subsidiaries not to, either directly or indirectly (including through a Subsidiary): (a) solicit or attempt to induce any Released Employee to terminate his or her employment with Buyer, (b) hire or attempt to hire any Released Employee (provided, that this clause (b) shall not apply to any individual whose employment with Buyer has been terminated for a period of six (6) months or longer) or (c) persuade or seek to persuade any party to an Assigned Customer Contract to cease to do business or reduce the amount of business under any Assigned Customer Contract. Prior to the Closing, subject to Section 1.4(b)(vii), each Seller shall enforce and shall cause its Subsidiaries to enforce, for the benefit of Buyer, all non-solicitation and non-hiring assignments and similar agreements between such Seller or Subsidiary and any other party to any Assigned Contracts. Buyer shall not terminate the employment of any New Buyer Employee within thirty (30) days after the date on which such New Buyer Employee commences employment with Buyer in a manner that would cause such New Buyer Employee to experience an “employment loss” (as defined in the WARN Act).
     6.3 Tax Matters.
          (a) All transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by Sellers at the Closing. Buyer and Sellers shall cooperate in providing each other with any appropriate resale exemption and other similar documentation.
          (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period (as defined below) and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period (defined below), and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. For purposes of this section “Pre-Closing Tax Period” shall mean (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date. All Apportioned Obligations shall be timely paid and all applicable filings, reports and returns shall be filed as required by applicable Law.
          (c) For U.S. Tax purposes, in the case of any service obligations that have been prepaid but are uncompleted as of the date such Assigned Contract is assigned and assumed by Buyer, “Assumed Liabilities” shall be limited to the cost incurred by Buyer to perform the uncompleted service obligations.
          (d) No less than three (3) Business Days prior to the Closing Date, Buyer shall prepare and deliver to Sellers an allocation schedule allocating for Tax purposes the Purchase Price and the Assumed Liabilities, including the principles, methodology and preliminary estimates used in connection therewith which are reasonably acceptable to Sellers (the “Preliminary Allocation Schedule”). As soon as practicable after the Closing, Buyer shall prepare and deliver to Sellers an allocation schedule allocating for Tax purposes the Purchase Price and the Assumed Liabilities (to the extent properly taken into account under Section 1060 of the Code) among the Acquired Assets (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with (i) the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of Law relating to Taxes and (ii) the principles, methodology and preliminary estimates used in creating the Preliminary Allocation Schedule. Sellers shall deliver to Buyer, within thirty (30) days after delivery of the Allocation Schedule, either a notice indicating that Sellers accept such schedule or a statement setting forth Seller’s objections to such schedule and the reasons for so objecting. Buyer and Sellers shall use Reasonable Best Efforts to resolve such objections. If Sellers deliver to Buyer a notice accepting the Allocation Schedule, fail to deliver a notice objecting to the

Allocation Schedule or Buyer and Sellers resolve the Sellers’ objections, Buyer and Sellers agree (i) to be bound by the Allocation Schedule and (ii) to act in accordance with the allocations contained in the Allocation Schedule (as accepted by Buyer and Sellers after the resolution of any timely objections by Sellers) for all purposes relating to Taxes, including the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal Income Tax return for the taxable year that includes the date of the Closing). If Buyer and Sellers are unable to resolve Sellers’ objections within thirty (30) days after delivery of Sellers’ objections to Buyer, Buyer and Seller shall jointly retain a nationally recognized accounting firm that is independent from both Buyer and Sellers and does not have any material relationships with either Buyer or Sellers (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Schedule shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller. Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.
     6.4 Sharing of Data.
          (a) Sellers shall have the right for a period of not more than seven (7) years following the Closing Date to have reasonable access to such books, records and accounts, including financial, Tax and accounting records, correspondence, production records, employment records and other records that are transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of concluding Sellers’ involvement with respect to the Acquired Assets and Assumed Liabilities prior to the Closing and for complying with their obligations under applicable Law. Buyer shall have the right for a period of not more than seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial, Tax and accounting records (including the work papers of Sellers’ independent accountants), correspondence, production records, employment records and other records that are retained by Sellers pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by Buyer with respect to the Acquired Assets or Assumed Liabilities after the Closing and complying with its obligations under applicable Law. Neither Buyer, nor any Seller shall destroy, or otherwise cease to retain, any such books, records or accounts retained by it without first providing the other Parties with thirty (30) days prior written notice and the opportunity to obtain or copy such books, records, or accounts during such thirty (30)-day period at such other Party’s expense. Sellers shall, at their sole expense, undertake any and all measures required by applicable Law in connection with the delivery to Buyer of data pursuant to this paragraph, including measures relating to the use, disclosure and processing of personally identifiable information.
          (b) Promptly upon request by Buyer made at any time following the Closing Date, each Seller shall authorize the release to Buyer of all files pertaining to the Acquired Assets or Assumed Liabilities held by any federal, state, county or local authorities, agencies or instrumentalities.
     6.5 Cooperation in Legal Proceedings. From and after the Closing Date, each Party shall use Reasonable Best Efforts to cooperate with each other Party in the defense or prosecution of any Legal Proceeding already instituted or that may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Acquired Assets or Assumed Liabilities prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out of the transactions contemplated by this Agreement); it being understood that the foregoing shall not require any Seller to retain or hire any employees. The Party requesting such cooperation shall pay the reasonable expenses incurred in providing such cooperation (including legal fees and disbursements and expenses for professional personnel of the Party or Parties providing such cooperation based upon such Party’s customary cost rates for internal projects) by the Party or Parties providing such cooperation and by each such Party’s officers, directors, employees and agents.
     6.6 Collection of Acquired Receivables, Etc.
          (a) Each Seller, to the extent that it directly or indirectly owned any Acquired Assets prior to the Closing, hereby irrevocably constitutes and appoints, effective as of the Closing, the Buyer and assigns Buyer as true and lawful attorney of such Seller and its Subsidiaries with full power of substitution to collect for the account of Buyer any Acquired Asset, including to endorse and cash any checks or instruments payable or endorsed to such Seller or its order that are received by Buyer and that relate to the Acquired Receivables or Acquired WIP.
          (b) All payments and reimbursements received by a Seller or any Affiliate of such Seller in connection with or arising out of the Acquired Assets or Assumed Liabilities after the Closing, including monies, checks, and reimbursements with respect to Acquired Receivables or Acquired WIP as described in Section 6.6(e), shall be held by such Person in trust for the benefit of Buyer and shall not be or become property of such Person, of any Seller, or of any Affiliate of a Seller or of any of their respective bankruptcy estates, and, promptly upon receipt by such Person of such payments, reimbursements, monies or checks such Person shall forward such payments, reimbursements, monies or checks over to Buyer without right of setoff, recoupment, or any other deduction.
          (c) All payments and reimbursements received by Buyer or any of its Affiliates in connection with or arising out of the Excluded Assets or Retained Liabilities after the Closing shall be held by such Person in trust for the benefit of the applicable Seller and shall not be or become property of such Person, of Buyer, or any Affiliate of Buyer, and, promptly upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to the applicable Seller the amount of such payment or reimbursement without right of setoff, recoupment, or any other deduction.
          (d) Each Seller shall, and shall use its Reasonable Best Efforts to cause its Affiliates to, refer all inquiries regarding the Acquired Assets or Assumed Liabilities to Buyer.
          (e) Until such time as all Acquired Receivables and Acquired WIP are fully collected, realized and recognized by Buyer, each Seller shall provide to Buyer such reasonable assistance as Buyer may request with respect to the collection of any such Acquired Receivables or Acquired WIP; provided, that Buyer pays the reasonable out-of-pocket expenses of such Seller and its officers, directors and employees incurred in providing such assistance.

     6.7 COBRA Continuation Coverage. Sellers agree and acknowledge that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part or an entity that purchases more than a majority of the assets of the Sellers (the “Selling Group”) will continue to offer or otherwise ensure access to coverage under a U.S. group health plan to COBRA Beneficiaries after the Closing Date and for any period necessary in order to fulfill all COBRA Related Liabilities and its health care continuation coverage obligations under this Section 6.7. Sellers and the Selling Group shall be solely responsible for providing COBRA Continuation Coverage, including to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement in accordance with applicable Law, regardless of when their qualifying event occurs, for the duration of the period during which such individuals are eligible for such coverage, or otherwise providing alternative coverage as permitted under applicable Law in lieu of such COBRA Continuation Coverage. Sellers shall use Reasonable Best Efforts to ensure none of Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm, nor their respective employee benefits plans are required to provide such COBRA Continuation Coverage or any alternative coverage, nor have any liability under COBRA, arising before the Closing Date, with respect to any COBRA Beneficiary (other than any New Buyer Employee (or his or her beneficiaries) subsequently covered or required to be covered under a U.S. group health plan maintained by Buyer). Nothing in this Section 6.7 shall restrict Seller from taking any action with respect to its U.S. group health plans, subject to the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and the obligations set forth in this Section 6.7.
     6.8 Employee Liability Claims.
          (a) As between Buyer, on the one hand, and Sellers and ERISA Affiliates, on the other, Sellers and any ERISA Affiliate shall assume or retain, as the case may be, and be solely responsible for all of the following from and after the Closing (“Employee Excluded Liabilities”):
               (i) Employment Liabilities, including payments or entitlements that a Seller may owe or have promised to pay to any current or former Business Employees, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commission, post-employment medical or life obligations, pension contributions, Taxes, and any other liability, payment or obligations related to current or former Business Employees, including any liability arising under the WARN Act (other than any such WARN Act liability arising from or relating to Buyer’s termination of the employment of any New Buyer Employee in a manner contrary to the last sentence of Section 6.2), workers compensation or similar Law, if any, including any such liabilities arising out of or resulting in connection with the Closing and/or the consummation of the transactions contemplated by this Agreement, other than with respect to such liabilities arising after the Closing, with respect to New Buyer Employees who are terminated by Buyer and with respect to which the liabilities are incurred under the Buyer’s plans and arrangements. For the avoidance of doubt, the foregoing is not intended to abrogate Buyer’s obligations hereunder to assume the New Buyer Employee Liabilities;

               (ii) all payments with respect to the current or former Business Employees that are due to be paid prior to or on the Closing Date (including, without prejudice to the generality of the foregoing, pension contributions, insurance premiums and taxation) to any Person in connection with the employment of any of the current or former Business Employees; and
               (iii) any non-forfeitable claims or expectancies of any current or former Business Employees from their prior employment with a Seller or any ERISA Affiliate which have been incurred or accrued on or prior to the Closing Date.
          (b) All costs and disbursements incurred in connection with the termination of any employment of any Business Employee whether or not becoming a New Buyer Employee prior to or in connection with the Closing, whether under any policy or agreement or any applicable Law (including any Designated Employee who does not accept an offer of employment with Buyer) shall be borne by Sellers except to the extent constituting New Buyer Employee Liabilities.
     6.9 Employee Withholding. Seller shall prepare and furnish to each of the New Buyer Employees a Form W-2, which shall reflect all wages and compensation paid to the New Buyer Employees for that portion of the calendar year in which the Closing Date occurs during which the New Buyer Employees were employed by Sellers and were employed in connection with the operation of the Acquired Assets. Sellers shall furnish to Buyer the Forms W-4 and W-5 of each New Buyer Employee. Buyer shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. It is the intent of the Parties hereunder that the obligations of Buyer and Sellers under this Section 6.9 shall be carried out in accordance with Section 4 of Revenue Procedure 2004-53.
     6.10 Letters of Credit. As soon as practicable after the Closing Date, Buyer agrees to use Reasonable Best Efforts to cause the counterparty to any Assigned Contract that is supported by an outstanding letter of credit (each a “Relevant LC”) to release and terminate the Relevant LC. If such counterparty releases and terminates a Relevant LC, Buyer may replace such Relevant LC or instead obtain a back-to-back letter of credit acceptable to the current issuing bank naming the current issuing bank as beneficiary with respect to such Relevant LC (a “Back-to-Back Letter of Credit”). If no Back-to-Back Letter of Credit has been issued with respect to an outstanding Relevant LC and amounts (solely related to the corresponding Assigned Contract) are drawn under such outstanding Relevant LC after the Closing Date, Buyer shall reimburse the issuer of such Relevant LC for any such amounts pursuant to the terms of such Relevant LC, solely to the extent that Seller would be obligated to reimburse or pay such amounts pursuant to the terms of the Relevant LC documents, and Buyer shall be subrogated to all rights of such issuer and Seller in respect of any such amounts, provided, that Buyer shall have no right of reimbursement or other recourse that the issuer has against any letter of credit lender in respect of such amounts. Notwithstanding the foregoing, if amounts are drawn under a Relevant LC prior to the Closing Date and Buyer is refunded any amounts in respect of such drawing, Buyer agrees to promptly turn over such amounts to Seller and such amounts shall not be applied to satisfy obligations of Buyer under the Assigned Contracts arising after the Closing Date.

ARTICLE VII
TERMINATION
     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after the entry of the Procedures Order and/or the Approval Order), as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) Buyer may terminate this Agreement by giving written notice to Sellers if the conditions set forth in Sections 5.3(a) and 5.3(b) are satisfied but Seller is in material breach of any representation, warranty or covenant contained in this Agreement that would cause any condition set forth in Section 5.2 not to be satisfied; provided, however, that in the case of a material breach of a representation, warranty or covenant contained herein by any Seller, such Seller shall have ten (10) Business Days after receipt of notice from Buyer of such breach in which to cure such breach;
          (c) Sellers may terminate this Agreement by giving written notice to Buyer if the conditions set forth in Sections 5.2(a) and 5.2(b) are satisfied but Buyer is in material breach of any representation, warranty, or covenant contained in this Agreement that would cause any condition set forth in Section 5.3 not to be satisfied; provided, however, that in the case of a material breach of a representation, warranty or covenant contained herein by Buyer, Buyer shall have ten (10) Business Days after receipt of notice from Sellers of such breach in which to cure such breach;
          (d) Buyer may terminate this Agreement by giving written notice to Sellers if the Closing shall not have occurred on or before June 30, 2009 by reason of the failure of any condition precedent under Section 5.2; provided, that as of the date of such termination by Buyer the conditions set forth in Sections 5.3(a) and 5.3(b) are satisfied;
          (e) Sellers may terminate this Agreement by giving written notice to Buyer if the Closing shall not have occurred on or before June 30, 2009 by reason of the failure of any condition precedent under Section 5.3; provided, that as of the date of such termination by Sellers the conditions set forth in Sections 5.2(a) and 5.2(b) are satisfied;
          (f) Buyer may terminate this Agreement by giving written notice to Sellers if (i) the Bankruptcy Court has not entered the Procedures Order on or before May 5, 2009 or (ii) the Procedures Order has been entered but stayed, withdrawn, or rescinded as of such date;
          (g) Buyer may terminate this Agreement by giving written notice to Sellers if (i) the Bankruptcy Court has not entered the Approval Order on or before June 10, 2009 or (ii) on or after June 15, 2009 if a Legal Proceeding shall be pending pursuant to which a Person has appealed the Approval Order, or the Approval Order shall have been withdrawn or rescinded;

          (h) Buyer may terminate this Agreement by giving written notice to Sellers if an order has been entered dismissing the Chapter 11 Case, converting the Chapter 11 Case or appointing a trustee or examiner in the Chapter 11 Case; and
          (i) Buyer may terminate this Agreement by providing written notice thereof to Seller Parent if either the GDC India Subsidiary Agreement or the GDC China Subsidiary Agreement have not been executed by Sellers (or the applicable Affiliate of Sellers) and PricewaterhouseCoopers (US) International LLC (or the applicable Member Firm) at or prior to Midnight, New York City time, at the end of the tenth day after the date of this Agreement.
     7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability on the part of Buyer to any Seller or any Seller to Buyer, as the case may be, except for any liability of any Party for its intentional breaches of this Agreement and except for Sellers’ obligation, if any, to Buyer to pay the Termination Fee and Expense Reimbursement pursuant to Section 4.11; provided, however, that this Section 7.2 and ARTICLE IX shall survive any such termination. Except for a claim of Buyer for a Termination Fee or Expense Reimbursement, any claims arising out of or in connection with any Seller’s intentional breach of any agreement or covenant in this Agreement shall be treated as follows: (i) if the breach occurs prior to entry of the Approval Order or other order entered by the Bankruptcy Court approving this Agreement (as it may be otherwise amended or modified), then such claims shall be treated as unsecured claims in the Chapter 11 Case, or (ii) if the breach occurs at any time after entry of the Approval Order or other order entered by the Bankruptcy Court approving this Agreement (as it may otherwise be amended or modified), then such claims shall be treated as expenses of administration under 11 U.S.C. § 503(b)(1) of Seller’s bankruptcy estate.
ARTICLE VIII
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “Accounting Referee” shall have the meaning set forth in Section 6.3(d).
     “Acquired Assets” shall mean:
          (a) the Assigned Contracts;
          (b) the Acquired Receivables;
          (c) the Acquired WIP;
          (d) the Seller Intellectual Property, together with all income, royalties, damages and payments due or payable to any Seller at the Closing or thereafter relating to the Seller Intellectual Property, the right to register, prosecute, maintain and defend the rights of any Seller in the Seller Intellectual Property, the right to sue and recover damages for past or future infringements or misappropriations thereof and the right to fully and entirely stand in the place of a Seller or any of its Subsidiaries in all matters related thereto;
          (e) all other property set forth on Schedule 1.1(a) — Part D;
          (f) all Permits to the extent transferable, necessary for Buyer to perform its obligations under the Assigned Contracts after the date of this Agreement;
          (g) all claims, prepayments, deposits, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment (i) relating to any of the items set forth in this definition or any Assumed Liability or (ii) of Taxes with respect to any of the items set forth in this definition imposed on a periodic basis (including property Taxes) for all periods ended after the Closing Date;
          (h) except to the extent constituting an Excluded Asset, all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials in whatever format relating solely to any of the items set forth in this definition or any Assumed Liability, provided, that Sellers shall be permitted to retain a copy of any such materials;
          (i) all records supporting the provision of services or solutions to which any Customer Contract or Bid relates; and
          (j) all goodwill relating to the items set forth in this definition.
     “Acquired Receivables” shall mean all trade and other accounts receivable and notes and loans receivable as determined in accordance with GAAP that are payable to a Seller for products delivered or services provided pursuant to an Assigned Customer Contract, together with (a) any security held by a Seller for the payment thereof, as such exist as of the Closing, (b) any monies, checks or instruments received by or on behalf of a Seller after the Closing in respect thereof, and (c) all records supporting the provision of services to which the receivable relates.
     “Acquired WIP” shall mean all recoverable costs and accrued profits with respect to an Assigned Customer Contract based on time and materials incurred that have not been invoiced to the customer under such Assigned Customer Contract as determined in accordance with GAAP, as such exists as of the Closing, together with any monies, checks or instruments received by or on behalf of a Seller after the Closing in respect thereof and all timesheets and similar records supporting the provision of services to which the Acquired WIP relates.
     “Adjudicated Damages” shall have the meaning set forth in Section 1.8(c).
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person; provided, however, that no Member Firm shall be deemed to be an Affiliate of any other Member Firm solely as a consequence of such Member Firms’ participation in the PricewaterhouseCoopers global network of firms for any purpose under this Agreement or any Ancillary Agreement.
     “Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
     “Allocation Schedule” shall have the meaning set forth in Section 6.3(d).
     “Alternative Proposal” shall have the meaning set forth in Section 4.9(a).
     “Ancillary Agreements” shall mean the Bill of Sale and other instruments of conveyance referred to in Sections 1.4(b)(ii), the Instrument of Assumption and other instruments referred to in Section 1.4(b)(iii), the Cross-License Agreement and the Transition Services Agreement.
     “Apportioned Obligations” shall have the meaning set forth in Section 6.3(b).
     “Approval Motion” shall mean the motion filed by Sellers with the Bankruptcy Court pursuant to 11 U.S.C. §§ 105, 363, and 365, seeking approval of the Approval Order.
     “Approval Order” shall have the meaning set forth in Section 4.3(c).
     “Assigned Contracts” shall mean (a) all Assigned Customer Contracts, (b) all licenses and sublicenses set forth on Schedule 1.1(a) — Part B to the extent they (i) relate to the Seller Intellectual Property and (ii) are transferable by Sellers to Buyer, and (c) all other Contracts as set forth on Schedule 1.1(a) — Part C, as amended by Buyer pursuant to Section 1.5 prior to the Closing.
     “Assigned Customer Contracts” shall mean the Customer Contracts set forth on Section A-1 of Schedule 1.1(a) — Part A, as amended by Buyer pursuant to Section 1.5 prior to the Closing.
     “Assumed Liabilities” shall mean only (i) the New Buyer Employee Liabilities, (ii) those obligations of Sellers under any Assigned Contract that accrue and are required to be performed from and after the Closing Date, and (iii) Buyer’s share of the Apportioned Obligations as provided by Section 6.3(b).
     “Avoidance Actions” shall mean all causes of action of any Seller under Sections 544 through 553 of the Bankruptcy Code.
     “Back-to-Back Letter of Credit” shall have the meaning set forth in Section 6.10.
     “Bankruptcy Code” shall mean Title 11 of the United States Code.
     “Bankruptcy Court” shall have the meaning set forth in the recitals to this Agreement.
     “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.
     “Beneficiaries” shall have the meaning set forth in Section 9.4(b).

     “Bid” shall mean any task order, delivery order, proposal, bid, quote, award, application or pre-qualification to bid for any Customer Contract that, if accepted, awarded or fulfilled, would constitute or lead to a Customer Contract.
     “Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks in New York City are authorized or required by law to close.
     “Business Employee” shall mean any employee or independent contractor of a Seller or any ERISA Affiliate who currently is, or over the course of the past twelve (12) months has been, providing services dedicated to Sellers’ Commercial Services or Financial Services business or whose work has primarily consisted of providing services related to such business.
     “Business Information” shall mean the following, to the extent proprietary: trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, proprietary research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.3 is satisfied in all respects.
     “Cash Purchase Price” shall have the meaning set forth in Section 1.3.
     “Chapter 11 Case” shall have the meaning set forth in the recitals to this Agreement.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall have the meaning set forth in Section 1.4(a).
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “COBRA Beneficiaries” shall mean any employee or former employee of any Seller or Subsidiary thereof, or their qualified beneficiaries under COBRA.
     “COBRA Continuation Coverage” shall mean any and all health care continuation coverage that any COBRA Beneficiary is entitled to under COBRA (including without limitation any such coverage if Sellers terminate their U.S. health care plans).
     “COBRA Related Liabilities” shall mean any and all liabilities or obligations to provide COBRA Continuation Coverage to any COBRA Beneficiary.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean the confidentiality agreement dated as of December 19, 2008 between Buyer and Seller Parent.

     “Contract” shall mean any contract, agreement, subcontract, indenture, note, bond, mortgage, loan, instrument, lease, sublease, conditional sales contract, purchase order, sales order, deed, license, grant, understanding, commitment or other arrangement and any amendment or modification thereto, whether written or oral, to which any Seller is a party.
     “Control” shall mean the power to direct the affairs of a Person by reason of ownership of voting stock (or other similar equity interest), by contract or otherwise.
     “Cross-License Agreement” shall have the meaning set forth in Section 1.4(b)(v).
     “Cure Costs” shall mean all costs, other than any costs arising out of the failure of Buyer to offer employment to a Designated Employee whose services are required pursuant to the terms of an Assigned Contract, required to pay all amounts due and to become due and all costs and other obligations otherwise required to cure all monetary defaults that may exist under any Assigned Contract as of the Closing, as (a) set forth on Schedule 1.5(j) or (b) otherwise determined by a final order of the Bankruptcy Court.
     “Customer Contract” shall mean any Contract providing for the provision of consulting services or technology solutions by a Seller of a type that has been, is being or would reasonably be expected to be provided by either the Commercial Services or Financial Services industry group of Seller Parent and its Subsidiaries in the United States, or any Bid.
     “Data Room” means the electronic data room established by Sellers through use of the services of Intralinks, Inc.
     “Deposit” shall have the meaning set forth in Section 1.8(a).
     “Deposit Escrow Agent” shall have the meaning set forth in Section 1.8(a).
     “Designated Employee” shall mean (i) for purposes of providing the list referred to in Section 2.9(a), (A) those Business Employees that as of the date hereof are providing in excess of forty (40) hours per pay cycle for (x) services for any Customer Contract set forth on Schedule 1.1(a) — Part A or (y) support to the deployed operations of the Commercial Services or Financial Services industry group of Seller Parent and its Subsidiaries in the United States that are necessary for the continued performance of the Customer Contracts set forth on Schedule 1.1(a) — Part A and (B) the other employees of Sellers named thereon, and (ii) for all other purposes hereunder, those Business Employees named on the list referred to in Section 2.9(a), as such list is updated pursuant to Section 4.6.
     “Disclosure Schedule” shall mean the disclosure schedule provided by Sellers to Buyer on the date hereof and accepted in writing by Buyer, as the same may be supplemented by the Parties pursuant to Sections 1.5 and 4.6.
     “Employee Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Sellers or any ERISA Affiliate for the benefit of any Business Employee, or with respect to which Sellers or any ERISA Affiliate has or may have any liability or obligation.
     “Employee Excluded Liabilities” shall have the meaning set forth in Section 6.8.
     “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under Law, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Seller Plan, Employee Benefit Plan or otherwise relating to a current or former Business Employee and his or her employment with Sellers or any ERISA Affiliate.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Seller or Subsidiary of Seller.
     “Excluded Assets” shall mean all assets, properties and rights of Sellers that are not Acquired Assets, including the following for each Seller:
          (a) all cash and cash equivalents, bank accounts and lockboxes of any Seller, any deposits of, and any rights or interests in, Sellers’ cash management system, and all of any Sellers’ prepaid expenses as of the Closing Date;
          (b) other than the Acquired Receivables, all trade and other accounts receivable and notes and loans receivable that are payable to such Seller, together with any security held by such Seller for the payment thereof and any monies, checks or instruments received by or on behalf of a Seller in respect thereof;
          (c) other than the Acquired WIP, all recoverable costs and accrued profits on a Customer Contract other than an Assigned Customer Contract based on time and materials incurred that have not been invoiced to the customer under such Customer Contract as determined in accordance with GAAP, together with any monies, checks or instruments received by or on behalf of a Seller in respect thereof;
          (d) all securities and equity interests owned by such Seller;
          (e) all of Seller’s equipment, computers (including all copies of software installed on any such computers, servers or other electronic equipment, and any documentation and media constituting, describing or relating to such copies, including manuals, technical specifications and the like), furniture, supplies, fixtures and other tangible personal property of any Seller, except to the extent set forth on Schedule 1.1(a);
          (f) all insurance policies of Sellers and all claims, credits, causes of action or rights thereunder and proceeds thereof, including any prepaid and unearned premiums;
          (g) all Avoidance Actions, to the extent not released as contemplated by Section 1.4(b)(viii);
          (h) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of such Seller as a corporation and comparable documents of such Seller as a limited liability company;
          (i) any books and records that do not relate solely to the Acquired Assets or that Seller is, in its good faith determination, required by Law to retain, including Tax Returns, financial statements and corporate or other entity filings;
          (j) all rights of such Seller relating to refunds, recovery or recoupment of Taxes for all periods ended on or prior to the Closing Date;
          (k) all rights of such Seller under this Agreement or any of the Ancillary Agreements;
          (l) all Contracts, Leases, and licenses and sublicenses that are not Acquired Assets;
          (m) all Trademarks, except for those listed on Schedule 1.1(a) — Part E;
          (n) all Seller Plans; and
          (o) all Customer Contracts and other assets listed on Schedule 1.1(b).
     “Excluded Customer Contracts” means the Customer Contracts listed on Schedule 1.1(b), as amended by Buyer pursuant to Section 1.5 prior to the Closing.
     “Exclusionary Terms” shall mean the terms set forth on Schedule 1.5(e).
     “Expense Reimbursement” shall have the meaning set forth in Section 4.11(b).
     “Filing Date” shall have the meaning set forth in the recitals to this Agreement.
     “GAAP” shall mean United States generally accepted accounting principles.
     “GDC China Amount” shall mean $2,000,000.

     “GDC China Closing” shall mean the closing of the transactions contemplated by the GDC China Subsidiary Agreement.
     “GDC China Equity” shall mean 100% of the issued and outstanding equity interests in the GDC China Subsidiary.
     “GDC China Subsidiary” shall mean BearingPoint Information Technologies (Shanghai) Limited (CHN02).
     “GDC China Subsidiary Agreement” shall mean the agreement executed on or after the date hereof by Seller Parent, on the one hand, and PricewaterhouseCoopers (US) International LLC or a Member Firm, on the other hand, pursuant to which PricewaterhouseCoopers (US) International LLC or such Member Firm agrees to purchase from Seller Parent and Seller Parent agrees to sell, transfer, convey, assign and deliver to PricewaterhouseCoopers (US) International LLC or such Member Firm the GDC China Equity.
     “GDC India Amount” shall mean $3,000,000.
     “GDC India Assets” shall mean the “Sale Assets” as defined in the draft of the GDC India Subsidiary Agreement on the date hereof.
     “GDC India Closing” shall mean the closing of the transactions contemplated by the GDC India Subsidiary Agreement.
     “GDC India Subsidiary” shall mean BearingPoint Business Consulting Pvt. Ltd, a company incorporated in India.
     “GDC India Subsidiary Agreement” shall mean the agreement executed on or after the date hereof between the GDC India Subsidiary and PricewaterhouseCoopers (US) International LLC or a Member Firm, pursuant to which PricewaterhouseCoopers (US) International LLC or such Member Firm agrees to purchase from the GDC India Subsidiary and the GDC India Subsidiary agrees to sell, transfer, convey, assign and deliver to PricewaterhouseCoopers (US) International LLC or such Member Firm all of the GDC India Assets.
     “Governmental Entity” shall mean any government or political subdivision or regulatory authority, whether foreign or domestic, federal, state, provincial, territorial, local or municipal, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any foreign or domestic, federal, state, provincial, territorial, local or municipal court, arbitral or similar tribunal.
     “Impermissible Service” shall mean any service that Buyer, any Member Firm or any Affiliate of Buyer or a Member Firm is precluded from providing under any applicable Law or applicable corporate governance requirements of a customer.
     “Income Taxes” shall mean any Taxes imposed upon or measured by net income.

     “Independence Rules” shall mean Rule 2-01 of Regulation S-X on auditor independence (codified at 17 C.F.R. sec. 210.2-10); the SEC’s interpretations of the independence rules (collected at Codification of Financial Reporting Policies, Section 600-Matters Relating to Independent Accountants, reprinted in Fed. Sec. L. Rep. (CCH) 73,251 et seq.); the SEC’s Release “Strengthening the Commission’s Requirements Regarding Auditor Independence” and the amendments thereto (Exchange Act Release Nos. 47265 and 47265A respectively, Fed. Sec. L. Rep. (CCH) 86,822 (January 28, 2003) (effective May 6, 2003) and 86,845 (March 26, 2003) (effective March 31, 2003) respectively); the SEC’s Release “Revision of the Commission’s Auditor Independence Requirements” (Exchange Act Release No. 43602, Fed. Sec. L. Rep. (CCH) 86,406 (November 21, 2000) (effective February 5, 2001)); the American Institute of Certified Public Accountant’s Code of Professional Conduct, Section 100, Rule 101-Independence or rules that may be promulgated thereunder and any other rules with respect to auditor independence promulgated by the SEC, the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants or other professional entity or Governmental Entity (including any equivalent foreign regulatory or oversight body or professional entity).
     “Intellectual Property” shall mean all:
               (a) inventions, invention disclosures, patents, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs, and patent applications (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations);
               (b) Trademarks;
               (c) copyrights and registrations and applications for registration thereof;
               (d) computer software, data and related documentation;
               (e) Business Information; and
               (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “IRS” shall mean the Internal Revenue Service of the United States Department of the Treasury.
     “Law” shall mean any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, directive, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity of any jurisdiction.
     “Lease” shall mean any lease or sublease pursuant to which any Seller leases or subleases from another party any real or personal property.

     “Legal Proceeding” shall mean any action, suit, proceeding, claim, opposition, challenge, charge or arbitration before any Governmental Entity.
     “Material Adverse Effect” shall mean any change, event, occurrence or state of facts that has resulted or would reasonably be expected to result in a material adverse effect on the Acquired Assets or Assumed Liabilities, taken as a whole, excluding any change, event, occurrence or state of facts resulting from (a) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which Sellers or any of their Subsidiaries operates which occur or become effective after the date hereof, (b) changes in the financial or securities markets or general economic or political conditions in the United States, (c) changes (including changes of applicable Law) or conditions generally affecting the industry in which Sellers or any of their Subsidiaries operates and not specifically relating to or having a materially disproportionate effect on Sellers or any of their Subsidiaries, taken as a whole, (d) acts of war, sabotage or terrorism or natural disasters involving the United States of America that do not have a materially disproportionate effect on Sellers or any of their Subsidiaries, taken as a whole, (e) the announcement or consummation of the transactions contemplated by this Agreement (including any impact on customers or employees), including the conduct of the auction process as contemplated by the Procedures Order, (f) any failure by Sellers or any of their Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (g) any action taken (or omitted to be taken) as required by this Agreement or at the request of Buyer, (h) any action taken by any of the Sellers pursuant to any order of the Bankruptcy Court entered prior to the date hereof, or (h) the completion of any Customer Contracts in the Ordinary Course of Business.
     “Member Firm” shall mean an entity that is part of the PricewaterhouseCoopers global network of firms other than PricewaterhouseCoopers LLP or any of its Affiliates.
     “Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
     “New Buyer Employee Liabilities” shall mean the liabilities, as of the Closing Date, with respect to New Buyer Employees for vacation, sick and personal days in an amount equal to, for each New Buyer Employee, the lesser of (i) twenty-four (24) days and (ii) the number of “paid time off days” set forth on the list provided pursuant to Section 2.9(a) as updated pursuant to Section 4.6, with the first two (2) of such “paid time off days” being deemed a floating holiday and any remaining days being allocated to vacation following the Closing Date.
     “New Buyer Employees” shall mean those Designated Employees who become employees of Buyer on the Closing.
     “New York Courts” shall have the meaning set forth in Section 9.12.
     “OIRR” shall have the meaning set forth in Section 4.4.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) during the year ended December 31, 2008.

     “Other Seller” shall have the meaning set forth in the first paragraph to this Agreement.
     “Party” shall mean any of Buyer and Sellers and “Parties” shall mean Buyer and Sellers.
     “Pension Plan” shall mean each Seller Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     “Permits” shall mean all material permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under environmental laws and those relating to the occupancy or use of owned or leased real property).
     “Permitted Liens” shall mean (a) liens for Taxes not yet due and payable, (b) statutory liens which secure payments not yet due that arise, and are customarily discharged, in the Ordinary Course of Business and (c) the encumbrances set forth on Schedule 8.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, business association, unincorporated organization, entity or Governmental Entity.
     “Post-Closing Tax Period” shall have the meaning set forth in Section 6.3(b).
     “Pre-Closing Tax Period” shall have the meaning set forth in Section 6.3(b).
     “Preliminary Allocation Schedule” shall have the meaning set forth in Section 6.3(d).
     “Procedures Order” shall have the meaning set forth in Section 4.3(a).
     “Purchase Price” shall have the meaning set forth in Section 1.3.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable, but shall not require the expenditure of funds, price concessions or other adverse modifications to then-existing terms, conditions or provisions of contracts or other arrangements.
     “Released Employee” shall have the meaning set forth in Section 1.4(b)(vii).
     “Relevant LC” shall have the meaning set forth in Section 6.10.
     “Residuals” shall mean Business Information included in the Acquired Assets which may be retained in the unaided memory of those directors, officers, employees, agents and representatives of Sellers or their Affiliates who have had access to such Business Information prior to the Closing Date.
     “Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before, on or after the Closing) of any Seller or any of its Affiliates that are not Assumed Liabilities. Retained Liabilities shall include all liabilities and obligations of a Seller or any of its Affiliates:

          (a) relating to any Excluded Asset;
          (b) for costs and expenses incurred in connection with this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby;
          (c) under this Agreement or any of the Ancillary Agreements;
          (d) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements (except as provided by Section 6.3(b));
          (e) for any Taxes of any Seller, a Subsidiary of a Seller or any other Person (except as provided by Section 6.3(b)), including deferred taxes, any liabilities for Income Tax and FICA or other employment related Taxes of employees of a Seller or a Subsidiary of a Seller which such Seller or Subsidiary is legally obligated to withhold, any liabilities of a Seller or a Subsidiary of a Seller for employer FICA, unemployment Taxes incurred or any other employment related Taxes, and any liabilities of a Seller or a Subsidiary of a Seller for sales, use or excise Taxes or customs and duties;
          (f) under any Contracts, including all Employee Benefit Plans, Leases or licenses or sublicenses that are not Assigned Contracts; provided, that, for the avoidance of doubt, Retained Liabilities shall also include any liabilities and obligations under any Assigned Contract that accrue and are required to be performed prior to the Closing Date and provided further, that, “Retained Liabilities” shall also include, for U.S. Tax purposes, in the case of any service obligations that are uncompleted as of the date an Assigned Contract is assigned to Buyer, as applicable, all liabilities in excess of the cost incurred by Buyer to perform such uncompleted service obligations.
          (g) arising out of any act, omission, event, conduct or condition existing or occurring prior to the Closing, except to the extent constituting an Assumed Liability;
          (h) to pay any Employee Excluded Liabilities under Section 6.8 or with respect to any Employee Benefit Plan, except to the extent constituting an Assumed Liability;
          (i) to indemnify any Person by reason of the fact that such Person was a partner, equity holder, member, trustee, director, officer, employee, or agent of a Seller or a Subsidiary of a Seller or was serving at the request of a Seller or a Subsidiary of a Seller as a partner, equity holder, member, trustee, director, officer, employee, or agent of another Person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), except to the extent constituting an Assumed Liability;
          (j) for injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);

          (k) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees, former employees or retirees of a Seller or a Subsidiary of a Seller in connection with their employment by a Seller or a Subsidiary of a Seller;
          (l) for any liability or obligation for legal or accounting fees or any other expenses incurred by any Seller in connection with this Agreement or the consummation of the transactions contemplated herein, including any fees, expenses or other payments incurred or owed by any Seller to any agent, broker, investment banker or other firm or Person retained or employed by any Seller in connection with the transactions contemplated herein; and
          (m) all liabilities or obligations to pay Cure Costs.
     “Sale Hearing” shall have the meaning set forth for such term in the Procedures Order.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, claims, charge or other lien (whether arising by contract or by operation of law).
     “Sellers Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (and with respect to clause (c), insofar as clause (c) relates to Legal Proceedings involving any Seller) of Section 5.2 is satisfied in all respects.
     “Seller Intellectual Property” shall mean the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.
     “Seller Licensed Intellectual Property” shall mean all Intellectual Property that (i) is licensed to a Seller by any third party, (ii) the license agreement pursuant to which such Intellectual Property is licensed to the Seller is transferable by Sellers to Buyer, and (iii) relates solely to or is used solely in connection with any of the Assigned Customer Contracts.
     “Seller Owned Intellectual Property” shall mean all Intellectual Property owned by any Seller (other than any Trademarks, except for those Trademarks set forth on Schedule 1.1(a) — Part E), in whole or in part, that relates solely to or is used solely in connection with any of the Customer Contracts, including such Intellectual Property set forth on Schedule 1.1(a) — Part E.
     “Seller Parent” shall have the meaning set forth in the first paragraph of this Agreement.
     “Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by Sellers, any Subsidiary or any ERISA Affiliate.
     “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.
     “Selling Group” shall have the meaning set forth in Section 6.7.
     “Subsidiary” of any Person shall mean any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or Controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or Controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists; provided, however, that no Member Firm shall be deemed to be a Subsidiary of any other Member Firm as a consequence of such Member Firms’ participation in the PricewaterhouseCoopers global network of firms for any purpose under this Agreement or any Ancillary Agreement.
     “Suit” shall have the meaning set forth in Section 2.6(c).
     “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.
     “Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Termination Fee” shall have the meaning set forth in Section 4.11(a).
     “Trademarks” shall mean all registered trademarks and service marks, Internet domain names, logos, trade names, corporate names and doing business designations, all registrations and applications for registration of the foregoing, common law trademarks and services marks and trade dress, and all goodwill associated with any of the foregoing.
     “Transition Services Agreement” shall have the meaning set forth in Section 1.4(b)(vi).
     “WARN Act” shall have the meaning set forth in Section 2.9(d).
ARTICLE IX
MISCELLANEOUS
     9.1 Publicity and Disclosures. Neither Buyer, on the one hand, nor Sellers, on the other hand, shall issue any press release or make any public disclosure, either written or oral,

concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed, unless in the sole judgment of the disclosing party, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any national securities exchange or over-the-counter market on which Buyer or Seller lists securities; provided that the party intending to make such disclosure shall use its reasonable best efforts to consult with the other party with respect to the text thereof. Communications to any regulatory authority or Governmental Entity having regulatory authority over any Party shall not be deemed a press release or public disclosure hereunder.
     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and the Beneficiaries and, solely with respect to Section 6.10, the issuers of letters of credit and the related lenders in respect of such letters of credit (who are express third party beneficiaries of Section 6.10, entitled to enforce the provisions thereof as if each such Person was a party hereto).
     9.3 Entire Agreement. This Agreement including the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties. This Agreement supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof. The confidentiality provisions of the Confidentiality Agreement shall terminate effective as of the Closing with respect to the Acquired Assets and the Assumed Liabilities.
     9.4 Succession and Assignment.
          (a) This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns and the Beneficiaries. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that Buyer may assign some or all its rights, interests and/or obligations hereunder to one or more Affiliate, Member Firm or Affiliate of a Member Firm without the prior written approval of any other Party, but any such assignment shall not release Buyer from its obligations hereunder.
          (b) Sellers acknowledge that Buyer is a member of a worldwide organization of individual partnerships, limited liability partnerships and companies. In the course of fulfilling its obligations under this Agreement, Buyer may, at its discretion, draw on the resources of its Affiliates and other PricewaterhouseCoopers-related companies, including Member Firms. However, the performance of this Agreement is, and shall be, the obligation of Buyer, and Sellers hereby agree that they will not bring any claim, whether in contract, tort or otherwise, against any partner, principal or employee of Buyer, any PricewaterhouseCoopers-related company, including a Member Firm, or any partner, principal or employee of any PricewaterhouseCoopers-related company in respect of this Agreement. The provisions of this Section 9.4(b) have been stipulated by Buyer expressly for the benefit of its partners, principals and employees, PricewaterhouseCoopers-related companies, including the Member Firms and their partners, principals and employees (together, the “Beneficiaries”). Sellers hereby agree that each of the Beneficiaries shall have the right to rely on this Section 9.4(b) as if they were parties to this Agreement and will have the right (subject to the discretion of the relevant court) to a stay in proceedings if a Seller brings any claim against any Beneficiary in breach of this Section 9.4(b).
     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to any Seller:	Copy to:

BearingPoint, Inc.	Davis Polk & Wardwell
1676 International Drive	450 Lexington Avenue
McLean, Virginia 22102	New York, NY 10017
Fax: (214) 292-8844	Fax: (212) 450-3800
Attn: Chief Legal Officer	Attn: John A. Bick

If to Buyer:	Copy to:

PricewaterhouseCoopers LLP	Wilmer Cutler Pickering Hale and
300 Madison Avenue	Dorr LLP
New York, NY 10017	60 State Street
Fax: (813) 637-7763	Boston, MA 02109
Attn: General Counsel	Fax: (617) 526-5000
Attn: Mark G. Borden
     Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party or Parties notice in the manner herein set forth.

     9.8 Governing Law. This Agreement shall be governed, including as to validity, interpretation and effect, by, and construed in accordance with, the internal Laws of the State of New York applicable to agreements made and fully performed within the State of New York.
     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. Other than amendments to Schedules that may be made by Buyer or Sellers pursuant to the provisions of this Agreement, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     9.11 Expenses. Except as otherwise set forth in this Agreement and, as applicable, the Ancillary Agreements, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     9.12 Submission to Jurisdiction. To the fullest extent permitted by applicable Law, each party hereto (a) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby shall be brought only in (i) the Bankruptcy Court, if brought prior to the entry of a final decree closing the Chapter 11 Case, and (ii) in the federal courts in the Southern District of New York and the state courts of the State of New York, County of Manhattan (collectively, the “New York Courts”), if brought after entry of such final decree closing the Chapter 11 Case, and shall not be brought, in each case, in any other State or Federal court in the United States of America or any court in any other country, (b) agrees to submit to the exclusive jurisdiction of the Bankruptcy Court or the New York Courts, as applicable, pursuant to the preceding clauses (a)(i) and (ii), for purposes of all claims, actions or proceedings arising out of, or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement, (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such claim, action or proceeding brought in such a court or any claim that any such claim, action or proceeding brought in such a court has been brought in an inconvenient forum, (d) agrees that mailing of process or other papers in connection with any such claim, action or proceeding in the manner provided in Section 9.7 hereto shall be valid and sufficient service thereof, and (e) agrees that a final judgment in any such claim, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
     9.13 Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1 and 6.2) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the Bankruptcy Court, in addition to any other remedy to which it may be entitled, at law or in equity.
     9.14 Survival of Representations. None of the representations and warranties made by the Parties herein or the documents or certificates contemplated hereby shall survive the Closing and there shall be no liability of any Party for any breach of any such representation or warranty. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SELLERS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND IT IS UNDERSTOOD THAT BUYER, WITH SUCH EXCEPTIONS, TAKES THE ACQUIRED ASSETS “AS IS” AND “WHERE IS”. BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLERS AND THEIR AFFILIATES AND EACH OF THEIR REPRESENTATIVES IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER OR ITS REPRESENTATIVES BY OR ON BEHALF OF SELLERS OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION THEREWITH. WITHOUT LIMITING THE FOREGOING, SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE ACQUIRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ACQUIRED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH

IN THIS AGREEMENT, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.
     9.15 Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (c) Any reference to “include,” “includes” or “including” shall be interpreted to be followed by the phrase “without limitation.”
          (d) Any reference to $ shall be to U.S. dollars.
          (e) Any reference to any ARTICLE, Section or paragraph shall be deemed to refer to an ARTICLE, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PRICEWATERHOUSECOOPERS LLP
By:	/s/ Joseph Duffy
	Name:	Joseph Duffy
	Title:	Partner

[Signature Page to Asset Purchase Agreement]

BEARINGPOINT, INC.
By:	/s/ F. Edwin Harbach
	Name:	F. Edwin Harbach
	Title:	Chief Executive Officer

BEARINGPOINT AMERICAS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

BEARINGPOINT GLOBAL OPERATIONS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

[Signature Page to Asset Purchase Agreement]

BE NEW YORK HOLDINGS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

METRIUS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

OAD GROUP, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

BEARINGPOINT SOUTHEAST ASIA LLC By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

[Signature Page to Asset Purchase Agreement]

i2 NORTHWEST LLC By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT, LLC By: BearingPoint, Inc., its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Executive Vice President & Chief Legal Officer

i2 MID ATLANTIC LLC By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT BG, LLC By: BearingPoint Global Operations, Inc., its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director
[Signature Page to Asset Purchase Agreement]

BEARINGPOINT ENTERPRISE HOLDINGS, LLC By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

PELOTON HOLDINGS, L.L.C. By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT RUSSIA, LLC By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT PUERTO RICO, LLC By: BearingPoint Americas, Inc., its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary
[Signature Page to Asset Purchase Agreement]

BEARINGPOINT ISRAEL, LLC By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT SOUTH PACIFIC, LLC By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT TECHNOLOGY PROCUREMENT SERVICES, LLC By: BearingPoint, LLC, its Sole Member
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

OAD ACQUISITION CORP.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director
[Signature Page to Asset Purchase Agreement]

BEARINGPOINT GLOBAL, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

SOFTLINE CONSULTING AND INTEGRATORS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

SOFTLINE ACQUISITION CORP.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

BEARINGPOINT INTERNATIONAL I, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

BEARINGPOINT USA, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director
[Signature Page to Asset Purchase Agreement]